Exhibit 10.4
CREDIT AGREEMENT
Dated as of June 24, 2011
Between
UTi WORLDWIDE, INC.
and
BANK OF THE WEST

(i)

(ii)

(iii)

(iv)

SCHEDULES

5.03 Disclosure Materials
5.04 Organization and Ownership of Shares of Subsidiaries; Affiliates
5.05 Financial Statements
5.07 Governmental Authorizations
5.09 Liability for Taxes
5.14 Existing Indebtedness and Liens
5.21 Collective Bargaining Agreements
EXHIBITS

Form of
A Loan Notice
B Compliance Certificate
C Joinder

(v)

CREDIT AGREEMENT
This CREDIT AGREEMENT (“Agreement”) is entered into as of June 24, 2011 by and between UTi WORLDWIDE, INC., a BVI Business Company incorporated under the laws of the British Virgin Islands (the “Borrower”), BANK OF THE WEST, a California banking corporation (the “Lender”), and each of the Subsidiary Guarantors (as defined herein).
The Borrower has requested that the Lender provide credit to the Borrower, and the Lender is willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“2006 Notes” means those certain 6.31% Series Unsecured Guaranteed Notes due July 13, 2011 issued by the Borrower on June 13, 2006.
“2009 Covenants” means each of the covenants set forth in Sections 9.8, 9.12, 10.2, 10.3 and 10.15 of the 2009 Note Purchase Agreement.
“2009 Note Purchase Agreement” means the Note Purchase Agreement dated as of July 9, 2009 among the Borrower, the subsidiary guarantors (as defined therein) and the purchasers of the $55,000,000 principal amount of 8.06% Senior Unsecured Guaranteed Notes due August 9, 2014, as amended, modified, replaced or refinanced from time to time.
“2011 Agreements” means this Agreement, the 2011 Note Purchase Agreement, the 2009 Note Purchase Agreement, the Global Credit Facilities and the South African Facilities.
“2011 Note Purchase Agreement” means the Note Purchase Agreement dated as of June 24, 2011 among the Borrower, the Subsidiary Guarantors and the purchasers of the $150,000,000 principal amount of 3.67% Senior Unsecured Guaranteed Notes due August 24, 2018, as amended, modified, replaced or refinanced from time to time.
“Account” has the meaning given such term in the Uniform Commercial Code.
“Accountants’ Certificate” has the meaning specified in Section 6.01(b)(ii)(C).
“action” taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990).
“Additional Covenants” has the meaning specified in Section 6.17.
“Additional Guarantor” has the meaning specified in Section 6.13.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to any Obligor, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of such Obligor or any Subsidiary or any corporation of which such Obligor and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Borrower.

“Agreement” means this Credit Agreement.
“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate”, (b) the Federal Funds Rate plus 1/2 of 1% and (c) the Floating Eurodollar Rate on such date plus 1%. “Prime rate” means an index for a variable interest rate which is quoted, published or announced by the Lender as its prime rate and as to which Revolving Loans may be made by Lender at, above or below such rate. The Alternate Base Rate will change on the date of any change in the prime rate, Federal Funds Rate or such Floating Eurodollar Rate, as applicable.
“Alternate Base Rate Loan” means a Revolving Loan bearing interest calculated based on the Alternate Base Rate.
“Alternative Currency Equivalent” means, with respect to any amount denominated in Dollars, that amount in an Alternative Currency calculated at the then applicable Spot Rate.
“Alternative Currency” means any currency (other than Dollars) that is approved in accordance with Section 1.07.
“Alternative Currency LC Sublimit” has the meaning specified in Section 2.03(a)(i).
“Anti-Money Laundering Laws” has the meaning specified in Section 5.15(c).
“Applicable Jurisdiction” means the United States of America or any State thereof, the British Virgin Islands, Australia, Canada or any province thereof, Germany, Guernsey, Hong Kong, the Netherlands, Spain, Belgium, Ireland, Singapore, and the United Kingdom.
“Applicable Rate” with respect to (a) the Unused Fee means 0.25%, (b) the Floating Eurodollar Rate means 1.50%, (c) Letters of Credit means 1.50%, and (d) the Alternative Base Rate means 0.00%.
“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the reasonable allocated cost of internal legal services and all expenses and disbursements of internal counsel.
“Bank Product” means any financial accommodation extended to the Borrower and its Subsidiaries by the Bank or any of its Affiliates (other than this Agreement and the transactions contemplated by this Agreement) including, without limitation, credit and purchase cards, foreign exchange transactions and cash management services (including controlled disbursements, accounts or services).
“BBBEE” means Broad Based Black Economic Empowerment Act or any successor legislation in South Africa.
“Belgium Facility” means the credit facility between KBC Bank NV (or an affiliate or subsidiary thereof) and the Borrower and/or one or more of its Subsidiaries, which is expected to include an approximately EUR 10,000,000 revolving credit facility and an approximately EUR 15,000,000 guarantee facility
“Blocked Person” has the meaning specified in Section 5.16(a).
“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lending Office is located and, if such day relates to any Floating Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Cash Collateralize” means to pledge and deposit with or deliver to the Lender, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Lender. Derivatives of such term have corresponding meanings. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Lender.
“CASS” means the Cargo Air Settlement System of Cargo Network Services Corp., a Subsidiary of the International Air Transport Association.
“CASS Agreement” means that certain Cargo Agency and Authorized Intermediary Agreement, dated 31st December, 2001 between The Cargo Network Services Corporation and UTi, United States, Inc., as such is amended, restated or replaced from time to time.
“Cession in Security Agreement” means the cession in security agreement between Pyramid Freight, South Africa and Nedbank Limited to secure the obligations of members of the South African Group under the South African Facilities.
“Change of Control” means any of the following events or circumstances: (i) if any Person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Closing Date) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Borrower’s voting stock, or (ii) the acquisition after the date of the Closing by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) of (a) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Borrower, through beneficial ownership of the capital stock of the Borrower or otherwise, or (b) all or substantially all of the properties and assets of the Borrower.
“Change of Control Notice” has the meaning specified in Section 2.04(c).
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived by the Lender.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Compliance Certificate” means a certificate substantially in the form of Exhibit B.
“Consolidated EBITDA” means the consolidated net Pre-taxation Profits of the Group for a Measurement Period:
(a) including the net Pre-taxation Profits of a member of the Group or business or assets acquired by a member of the Group during that Measurement Period for the part of that Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; but

(b) excluding the net Pre-taxation Profits attributable to any member of the Group or to any business or assets sold during that Measurement Period, and
(c) excluding (except for purposes of Section 6.18) any non cash impairments or write ups of intangible assets, and all as adjusted by:
(i) adding back Consolidated Interest Payable;
(ii) for purposes of Section 6.18 only, taking no account of any extraordinary item (or any exceptional items); and
(iii) adding back depreciation and amortization.
“Consolidated Fixed Charges” means as of any date of determination, the sum of (a) Consolidated Interest Payable and (b) all scheduled principal payments (excluding payments on revolving borrowings which can be re-borrowed) on Indebtedness for the 12 months immediately succeeding such date.
“Consolidated Interest Payable” means all interest and other financing charges (whether, in each case, paid, payable or capitalized) incurred by the Group during a Measurement Period.
“Consolidated Net Worth” means at any time the aggregate of:
(a) the amount paid up or credited as paid up on the issued share capital of the Borrower; and
(b) the net amount standing to the credit (or debit) of the consolidated reserves of the Group, based on the latest published consolidated balance sheet of the Borrower (the “latest balance sheet”) but adjusted by:
(i) deducting any amount attributable to any mandatorily redeemable preference shares redeemable before the Revolving Maturity Date;
(ii) deducting any dividend or other distribution proposed, declared or made by the Borrower (except to the extent it has been taken into account in the latest balance sheet); and
(iii) deducting any amount attributable to an upward revaluation of assets after the date of the Original Financial Statements or, in the case of assets of a company which becomes a member of the Group after that date, the date on which that company becomes a member of the Group.
“Consolidated Tangible Assets” means Consolidated Total Assets less all intangible assets of the Group.
“Consolidated Total Assets” means at any time, the total assets of the Group as of such time determined in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Consolidated Total Debt” means, without duplication, (a) all Indebtedness of the Group on a consolidated basis plus (b) any liabilities arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset; and (c) any Guaranty of a member of the Group with respect to liabilities of the type referred to in clause (b) above.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Credit Extension” means each of the following: (a) a borrowing of a Revolving Loan and (b) an L/C Credit Extension.
“Debt Service Ratio” means, for any Measurement Period the ratio of (a) Consolidated EBITDA less distributions, dividends and redemptions on account of or with respect to capital stock or other equity interests of the Borrower or any Subsidiary (other than those (i) required to be paid under agreements entered into with Persons in order to obtain or maintain BBBEE status and (ii) received by the Borrower or a Subsidiary during such Measurement Period) to (b) Consolidated Fixed Charges.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) the Alternate Base Rate plus (b) the Applicable Rate, if any, applicable to Alternate Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Floating Eurodollar Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Revolving Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.
“Disclosure Documents” has the meaning specified in Section 5.03.
“Disposal” where it relates to a German Obligor includes:
(i) the entry into an agreement upon a priority notice (Auflassungsvormerkeung);
(ii) an agreement on the transfer of title to a property (Auflassung); and
(iii) the partition of its ownership in a property (Grundstücksteilung).
“Disposition” has the meaning specified in Section 7.08.
“Distribution” includes if a member of the Group (i) declares, makes or pays any dividend (or interest on any unpaid dividend), charge, fee or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital); or (ii) repays or distributes any dividend or share premium reserve.
“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Lender at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Duly Authorized” where it relates to a Dutch Obligor, includes without limitation:
(i) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and
(ii) obtaining an unconditional positive advice (advies) from the competent works council(s).
“Dutch Civil Code” means the Burgerlijk Wetboek.
“Dutch Obligor” means an Obligor incorporated or formed in the Netherlands.
“Eligible Assignee” has the meaning specified in Section 10.07(f).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with any Obligor under section 414 of the Code.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Taxes” shall mean (i) any tax imposed on or measured by the net income or net profits of any Lender or any Participant (including any franchise or branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document); and (ii) taxes with respect to which a Lender or a Participant fails to comply with the requirements of Section 3.01(f).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Financing Agreements” means the 2009 Note Purchase Agreement, the notes issued and Guaranties delivered under the foregoing, as amended, restated, modified, supplemented, replaced or refinanced from time to time.
“Financial Assistance” where it relates to a Dutch Obligor means any act contemplated by:
(i) (for a besloten vennootschap) Article 2:207(c) of the Dutch Civil Code; or
(ii) (for a naamloze vennootschap) Article 2:98(c) of the Dutch Civil Code.
“Floating Eurodollar Loan” means a Revolving Loan that bears interest based on the Floating Eurodollar Rate. The Floating Eurodollar Rate will be adjusted concurrently with any change in the Floating Eurodollar Rate.

“Floating Eurodollar Rate” means, for any Business Day, the rate of interest per annum that is equal to the arithmetic mean of the rates appearing on the Bloomberg British Bankers Association LIBOR page as of 11:00 a.m., London time, on that day (or if such day is not a Business Day, the immediately preceding Business Day) for the offering by such institutions as are named therein to prime banks in the LIBOR interbank market in London, England for delivery on that day of U.S. dollar deposits of One Million Dollars ($1,000,000) for an interest period of one month. The Floating Eurodollar Rate will be determined, and may be adjusted, on each Business Day.
“Form 10-K” has the meaning given in Section 6.01(b).
“Form 10-Q” has the meaning given in Section 6.01(a).
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“French Commercial Code” means the Code de Commerce.
“GAAP” means generally accepted accounting principles, standards and practices as in effect from time to time in the United States, provided that from and after the date on which the Borrower is required or elects to adopt IFRS, GAAP shall mean IFRS as in effect from time to time.
“German Facility” means the credit facility between Commerzbank AG (or an affiliate or subsidiary thereof) and the Borrower and/or one or more of its Subsidiaries, which is expected to include a revolving credit facility of approximately EUR 17,000,000.
“Global Credit Facilities” shall mean the financing arrangements represented by (a) the 2011 Note Purchase Agreement, (b) the Nedbank Agreement, (c) the RBS Facility, (d) the German Facility, (e) this Agreement and (f) the Belgium Facility, as amended, restated, modified, supplemented, replaced or refinanced from time to time, and any subsequent agreement or agreements entered into by one or more members of the Group which are similar to the Global Credit Facilities or which constitute, taken as a whole, the Group’s main credit facilities.
“Governmental Authority” means the government of (a) the Applicable Jurisdiction or any State or other political subdivision of either thereof, or (b) any other jurisdiction in which any Obligor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of any Obligor or any Subsidiary, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Group” means the Borrower and its Subsidiaries.
“guarantee” where it relates to a French Subsidiary includes any cautionnement, aval and any garantie which is independent from the debt to which it relates.
“Guarantee” or “Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a) to purchase such indebtedness or obligation or any property constituting security therefor;
(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor. The term “Guarantee” or “Guaranty” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning specified in Section 9.01(a).
“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that pose a hazard to health and safety, the removal of which is required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“Honor Date” has the meaning specified in Section 2.03(c)(i).
“ICC” has the meaning specified in Section 2.03(f).
“IFRS” means International Financial Reporting Standards as in effect from time to time which are adopted by the International Accounting Standards Board.
“Improved Covenants” has the meaning specified in Section 6.17.
“Inability to Pay Its Debts” where it relates to a French Subsidiary includes that person being in a state of cessation des paiements. Where it relates to a German Obligor includes that person being in a state of illiquidity (Zahlungsunfähigkeit) or being overindebted (Überschuldung) or being at risk of being unable to pay its debts as they fall due (drohende Zahlungsunfähigkeit) all within the meaning of § 17 § 19 (each inclusive) German Insolvency Code.
“Indebtedness” with respect to any Person means, at any time, without duplication,
(a) (i) its liabilities for borrowed money and (ii) its redemption obligations in respect of mandatorily redeemable Preferred Stock redeemable before August 24, 2018;
(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;
(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
(e) all liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and

(f) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. For the avoidance of doubt, Indebtedness shall not include (i) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business or (ii) trade related reimbursement obligations, bonds and undrawn letters of credit issued to customs or tax authorities in the ordinary course of business not constituting debt for borrowed money.
“Indemnified Liabilities” has the meaning specified in Section 10.05.
“Indemnified Taxes” shall mean any and all Taxes other than Excluded Taxes.
“Indemnitees” has the meaning specified in Section 10.05.
“Information” has the meaning specified in Section 10.08.
“Insolvent” where it relates to a German Obligor includes illiquidity (Zahlungsunfähigkeit) an imminent inability to pay debts as they fall due (drohende Zahlungsunfähigkeit) and overindebtedness (Überschuldung)
“Interest Payment Date” means, the last Business Day of each month.
“Joinder Agreement” has the meaning specified in Section 6.13.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all unreimbursed drawings under all Letters of Credit.
“Lending Office” means the office or offices of the Lender described as such on Schedule 10.02, or such other office or offices as the Lender may from time to time notify the Borrower.
“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.
“Letter of Credit Expiration Date” means the day that is four days prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next succeeding Business Day).
“Letter of Credit Sublimit” means an amount equal to $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Commitment.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Lien” where it relates to a Dutch Obligor includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and, in general, any right in rem (beperkte recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht).
“Loan Account” means an account designated by the Borrower and acceptable to the Lender with the Lender’s office located at 300 S. Grand Ave., Los Angeles, CA 90071 and any substitute or replacement account with the Lender designated by the Borrower and acceptable to the Lender.
“Loan Documents” means this Agreement, including the Subsidiary Guaranty Agreement, and any note issued under this Agreement.
“Loan Notice” means a notice of (a) a borrowing of a Revolving Loan, (b) a conversion of a Revolving Loan from one Type to the other, or (c) a continuation of a Floating Eurodollar Loan as the same Type, pursuant to Section 2.02(a) which, if in writing, shall be substantially in the form of Exhibit A.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole, or (b) the ability of any Obligor to perform its obligations under any Loan Document, or (c) the validity or enforceability of any Loan Document.
“Material Indebtedness” means any arrangement with respect to Indebtedness of any member of the Group to a creditor (other than a member of the Group) the principal amount of which is at least $15,000,000 (or the equivalent in any other currency).
“Maximum Rate” has the meaning specified in Section 10.10.
“Measurement Period” means a period of 12 months ending on the last day of a financial quarter year of the Borrower.
“Memorialization” has the meaning specified in Section 6.17.
“Moratorium” where it relates to a Dutch Obligor includes surséance van betaling and “granted moratorium” includes surséance verleend.
“Multiemployer Plan” means any “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA) to which any Obligor or any ERISA Affiliate contributes or has made contributions at any time within the immediately preceding five plan years.
“Nedbank Agreement” means the Amended and Restated Letter of Credit and Cash Draw Agreement dated as of June 24, 2011 among the Borrower, each subsidiary guarantor party thereto and Nedbank Limited acting through its London Branch, as amended, restated, modified, supplemented, replaced or refinanced from time to time.
“Net Asset” has the meaning given in Section 9.27.

“New Covenants” has the meaning specified in Section 6.17.
“Non-Affiliate” means any Person that is not an Affiliate of the Borrower.
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by any Obligor or any Subsidiary primarily for the benefit of employees of such Obligor or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Obligor arising under any Loan Document or otherwise with respect to any Revolving Loan or Letter of Credit with the Lender whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Obligor thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors.
“OFAC” has the meaning specified in Section 5.15(a).
“OFAC Listed Person” has the meaning specified in Section 5.15(a).
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Financial Statements” means the financial statements contained in the Form 10-K of the Borrower for the fiscal year ended January 31, 2011.
“Outstanding Amount” means (a) with respect to Revolving Loans, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Participant” has the meaning specified in Section 10.07(c).
“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Jurisdiction” means (a) the United States of America or any State thereof, (b) the British Virgin Islands, Guernsey and (c) any other country that on the April 30, 2004 was a member of the European Union (other than Greece, Italy, Portugal, Spain or Turkey).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means an “employee pension plan” (as defined in section 3(2) of ERISA) subject to Title IV of ERISA, but excluding Multiemployer Plans, that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.
“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
“Pre-taxation Profits” means net income adding back minority interest expense and provision for income tax.
“Primary Credit Facility” means any credit, letter of credit facility or other borrowing facility of any type entered into by the Borrower or any Subsidiary Guarantor which represents borrowings or commitments of $15,000,000 (or its equivalent in any other currency) or more.
“Priority Debt” means the sum, without duplication, of (i) Consolidated Total Debt secured by Liens not otherwise permitted by clauses (a) through (m) of Section 7.05; and (ii) all other Consolidated Total Debt of Subsidiaries not otherwise permitted pursuant to clauses (a) through (l) of Section 7.06.
“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder as of any date, a calculation and determination made in good faith based on assumptions that the Borrower believes to be reasonable as of such date.
“Pyramid Freight” means Pyramid Freight BVI and Pyramid Freight, South Africa.
“Pyramid Freight BVI” means Pyramid Freight (Proprietary) Limited, a company incorporated with limited liability in the British Virgin Islands with BVI company number 530960 (excluding Pyramid Freight, South Africa).
“Pyramid Freight South Africa” means Pyramid Freight (Proprietary) Limited, South Africa branch, a branch of Pyramid Freight BVI with company number 1987/003687/10 in respect only of its operations in South Africa.
“RBS Facility” means that certain Amended and Restated Letter of Credit Agreement dated as of June 24, 2011 among the Borrower, the subsidiary guarantors thereunder and The Royal Bank of Scotland N.V.
“Receiver” or “Administrator” where it relates to a French Subsidiary includes and administrateur judiciare, administeur proviso ire, mandataire ad hoc, conciliateur and mandataire liquidateur.
“Receiver” or “Administrator” where it relates to a German Obligor includes an Insolvenzverwalter or creditor’s trustee (Sachwalter).
“reconstruction” where it relates to a French Subsidiary includes any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with Articles L.236-1 to L.236-24 of the French Commercial Code.

“Reference Agreement” has the meaning specified in Section 6.17.
“Release Date” means, (a) with respect to any 2009 Covenant, the date on which the Borrower amends the Existing Financing Agreements to remove such 2009 Covenant if such date occurs within 30 days of the Closing Date, or (b) otherwise, the date of the final payment in full of the notes issued under the 2009 Note Purchase Agreement.
“Relevant German Obligor” has the meaning given in Section 9.27.
“Reorganization” where it relates to a Relevant German Obligor, includes any of the reorganizations mentioned in Section 1 of the Corporate Transformation Act (Umwandlungsgesetz)
“Request for Credit Extension” means (a) with respect to a borrowing, conversion or continuation of a Revolving Loan, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Responsible Officer” means any Senior Financial Officer of the Borrower or applicable Obligor as the context indicates.
“Restricted Payment” means
(a) any Distribution in respect of the Borrower or any Subsidiary of the Borrower (other than on account of capital stock or other equity interests of a Subsidiary of the Borrower owned legally and beneficially by the Borrower or another Subsidiary of the Borrower), including, without limitation, any Distribution resulting in the acquisition by the Borrower of securities which would constitute treasury stock, and
(b) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Borrower or any Subsidiary of, on account of, or in respect of, the principal of any Subordinated Indebtedness (or any installment thereof) prior to the regularly scheduled maturity date thereof (as in effect on the date such Subordinated Indebtedness was originally incurred).
For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (x) the fair market value of such property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.
“Revaluation Date” means (a) each date of issuance of a Letter of Credit denominated in any Alternative Currency, (b) each date of an amendment of any such Letter of Credit, (c) each date of any payment under a Letter of Credit and (d) such additional date(s) as the Lender shall require.
“Revolving Availability Period” means the period from and including the Closing Date to the earlier of (a) the Revolving Maturity Date and (b) the date of termination of the Revolving Commitment.
“Revolving Commitment” means the obligation of the Lender to make Revolving Loans and L/C Credit Extensions hereunder in an aggregate principal amount at any one time not to exceed $50,000,000.
“Revolving Loan” has the meaning given in Section 2.01.
“Revolving Maturity Date” means June 24, 2014.
“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“SEC Report” means the following documents or information filed with the SEC;
•	the Borrower’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011, filed with the SEC on March 30, 2011;
•	the Borrower’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2011, filed with the SEC on June 6, 2011; and
•	the Borrower’s Current Report on Form 8-K filed with the SEC on April 18, 2011.
Notwithstanding the preceding, unless specifically stated to the contrary, none of the information that the Borrower discloses under 2.02 or 7.01 or, if related to Items 2.02 or 7.01, Item 9.01 of any Current Report on Form 8-K that the Borrower may, from time to time, furnish to the SEC will be included in meaning of the term SEC Report. The information contained in an SEC Report speaks only as of the date of such document. Any statement contained in an SEC Report shall be deemed to be modified or superseded for purposes of this Agreement to the extent that a statement contained in this Agreement or in any subsequently filed document or report that also is an SEC Report modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute an SEC Report.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower, or another applicable Obligor, as the context indicates.
“Senior Indebtedness” means and includes all Indebtedness of the Borrower, or any Subsidiary owing to any Person that is not a Subsidiary or Affiliate and which is not expressed to be junior or subordinate to any other Indebtedness of the Borrower or Subsidiary except for Indebtedness of a member of the South African Group or Pyramid Freight BVI.
“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of any Obligor within the meaning of Regulation S-X promulgated by the SEC and in any event shall include each Subsidiary Guarantor.
“Solvent” means as to any Person on any particular date that (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities), (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the ordinary course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which its property would constitute unreasonably small capital.
“South African Facilities” means the revolving credit facility, dated as of July 9, 2009 made available to one or more members of the South African Group as such agreement is amended, modified, replaced or refinanced from time to time and shall also mean any subsequent credit, letter of credit or other borrowing or financing facility of any type made available to one or more members of the South African Group.
“South African Group” means Pyramid Freight South Africa and each South African Subsidiary.
“South African Rand” means the lawful currency of South Africa.

“South African Subsidiary” means any member of the Group organized or conducting a material portion of its business in South Africa. “South African Subsidiary” shall not include any member of the Group organized in a jurisdiction other than South Africa whose only South African business is the ownership of stock of Subsidiaries organized in South Africa.“Spanish Obligor” means an Obligor incorporated or formed in Spain.
“Spot Rate” for a currency means the rate determined by the Lender as the spot rate for the purchase by the Lender of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two business Days prior to the date as of which the foreign exchange computation is made.
“Subordinated Indebtedness” means Indebtedness of the Borrower or any Subsidiary Guarantor that is by its express terms subordinated in right of payment to the Obligations or the Subsidiary Guaranty Agreement of such Subsidiary Guarantor, as the case may be.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Borrower.
“Subsidiary Guarantor” means, unless released pursuant to Section 6.14, collectively, (a) (i) UTi (Aust) Pty Limited ACN 006 734 747 a company incorporated in Australia, (ii) UTi Belgium N.V., a company organized under the laws of Belgium, (iii) UTi Logistics N.V., a company organized under the laws of Belgium, (iv) Goddard Company Limited, a BVI Business Company organized under the laws of the British Virgin Islands, (v) Pyramid Freight (Proprietary) Limited, a BVI Business Company organized under the laws of the British Virgin Islands with company number 530960 (provided that such company is only a Subsidiary Guarantor in respect of assets that are not located in South Africa), (vi) UTi International Inc., a BVI Business Company organized under the laws of the British Virgin Islands, (vii) UTi Networks Limited, a Guernsey company organized under the laws of the Bailiwick of Guernsey, (viii) UTi Canada, Inc., a company organized under the laws of Canada, (ix) UTi Canada Contract Logistics Inc., a company organized under the laws of Canada, (x) UTi Deutschland GmbH, a company organized under the laws of Germany, (xi) UTi (HK) Limited, a company organized under the laws of Hong Kong, (xii) UTi Global Services B.V., a private company with limited liability formed under the laws of the Netherlands, (xiii) UTi Nederland B.V., a private company with limited liability formed under the laws of the Netherlands, (xiv) UTi Technology Services Pte Ltd., a company organized under the laws of Singapore, (xv) UTi Worldwide (Singapore) Pte Ltd., a company organized under the laws of Singapore, (xvi) Servicios Logisticos Integrados SLI, S.A., a company organized under the laws of Spain, (xvii) UTi Iberia, S.A., a company organized under the laws of Spain, (xviii) UTi Worldwide (UK) Limited, a company organized under the laws of the United Kingdom, (xix) UTi Inventory Management Solutions Inc., a Delaware corporation, (xx) Concentrek, Inc., an Arizona corporation, (xxi) InTransit, Inc., an Oregon corporation, (xxii) Market Transport, Ltd., an Oregon corporation, (xxiii) Sammons Transportation, Inc., a Montana corporation, (xxiv) UTi, United States, Inc., a New York corporation, (xxv) UTi Integrated Logistics, Inc., a South Carolina corporation, and (b) and any other Person that Guarantees obligations in accordance with Section 6.13.
“Subsidiary Guaranty Agreement” means the subsidiary guaranty agreement contained in Article IX (and any and all supplements and joinders thereto), as amended, restated, supplemented or otherwise modified from time to time.
“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for income tax purposes, other than any such lease under which such Person is the lessor.

“Taxes” shall mean any taxes, levies, imposts, duties, fees, withholdings, assessments or other similar charges imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto.
“Total Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations (with L/C Obligations denominated in an Alternative Currency being expressed as the Dollar Equivalent there).
“trustee” related to a bankruptcy of a Dutch Obligor includes a curator.
“Type” means, with respect to a Revolving Loan, its character as an Alternate Base Rate Loan or a Floating Eurodollar Loan.
“U.S. Guarantor” means any Subsidiary Guarantor that is incorporated or organized under the laws of the United States of America or any State of the United States of America (including the District of Columbia) or that resides or has a domicile, a place of business or property in the United States of America.
“United States” and “U.S.” mean the United States of America.
“UTi Israel” has the meaning specified in Section 6.13.
“Wholly-Owned Subsidiary” means, as to any Person, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares or similar statutorily required minority interests) and voting interests of which are owned by any one or more of such Person and such Person’s other Wholly-Owned Subsidiaries at such time. Unless the context otherwise requires, any reference to a “Wholly-Owned Subsidiary” is a reference to a direct or indirect Wholly-Owned Subsidiary of the Borrower.
“winding-up, administration or dissolution” where it relates to a French Subsidiary includes a redressement judiciaire, cession totale de l’enterprise or liquidation judiciaire or a procédure de sauvegade unde Livre Sixiene of the French Commercial Code.
1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(i) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(ii) The term “including” is by way of example and not limitation.
(iii) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03 Accounting Terms.
(a) All accounting terms used herein or in any other Loan Document which are not expressly defined in this Agreement or such other Loan Document have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement or in any other Loan Document shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP. Notwithstanding anything to the contrary herein, for purposes of determining compliance with the financial covenants contained in this Agreement or any other Loan Document, any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification Section 825 10-25 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
(b) If there is a change in GAAP after the date of this Agreement that will affect the calculation of any financial covenant contained in Section 6 or Section 7, then after the announcement but prior to the implementation of any such changes the Borrower shall, in consultation with its independent accountants, negotiate in good faith with the Lender for a period of at least 90 days to make any necessary adjustments to such covenant or any component of financial computations used to calculate such covenant to provide the Lender with substantially the same protection as such covenant intended to provide prior to the relevant change in GAAP. During such 90 day period and in the event that no agreement is reached by the end of such 90-day negotiation period, the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect at the date of this Agreement and each subsequent compliance certificate delivered to the Lender pursuant to Section 6.02 shall include detailed reconciliations reasonably satisfactory to the Lender as to the effect of such change in GAAP with respect to the relevant covenants (including an independent auditors certificate if so reasonably requested by the Lender).
1.04 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to the Pacific time zone (daylight or standard, as applicable).
1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.
1.07 Alternative Currencies.
(a) The Lender shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Lender.

(b) Wherever a reference to the amount of a Letter of Credit is stated in Dollars but the underlying Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Lender.
(c) The Borrower may from time to time request that Letters of Credit be issued in a currency other than Dollars; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. Each such request shall be subject to the approval of the Lender in its discretion, and no consent to any such request shall be construed as consent to any future request.
(d) Any such request shall be made to the Lender not later than 11:00 a.m., seven Business Days prior to the date of the issuance date for any Letter of Credit being requested in an Alternative Currency.
(e) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Lender may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
All Revolving Loans, interest and other Obligations payable under this Agreement shall be payable in Dollars except to the extent expressly otherwise provided in respect of Letters of Credit denominated in an Alternative Currency.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01 Revolving Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make revolving loans (each such Revolving Loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Revolving Availability Period, in an aggregate amount not to exceed at any time outstanding the Revolving Commitment. Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Each Revolving Loan shall be an Alternate Base Rate Loan or a Floating Eurodollar Loan, as further provided herein.
2.02 Borrowings, Conversions and Continuations of Revolving Loans.
(a) Each borrowing, each conversion of a Revolving Loan from one Type to the other, and each continuation of a Floating Eurodollar Loan shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 11:00 a.m. (i) three Business Days prior to the requested date of any borrowing of, conversion to or continuation of a Floating Eurodollar Loan or of any conversion of a Floating Eurodollar Loan to a Alternate Base Rate Loan, and (ii) on the requested date of any borrowing of a Alternate Base Rate Loan. Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 10.02(d), any such telephonic notice may be given by an individual who has been authorized in writing to do so by a Responsible Officer of the Borrower. Each such telephonic notice must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each borrowing of, conversion to or continuation of a Floating Eurodollar Loan shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Except as provided in Section 2.03(c), each borrowing of or conversion to an Alternate Base Rate Loan shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a borrowing, a conversion of a Revolving Loan from one Type to the other, or a continuation of a Floating Eurodollar Loan, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Revolving Loan to be borrowed, converted or continued and (iv) the Type of Revolving Loan to be borrowed or to which an existing Revolving Loan is to be converted. If the Borrower fails to specify a Type of Revolving Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loan shall be made as, or converted to, an Alternate Base Rate Loan.

(b) Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if a borrowing is the initial Credit Extension, Section 4.01), the Lender shall make the proceeds of each Revolving Loan available to the Borrower either by crediting the Loan Account; provided, however, that if on the date of the Loan Notice with respect to such borrowing is given, there are drawings under Letters of Credit that have not been reimbursed by the Borrower, then the proceeds of such borrowing shall be applied, first, to the payment in full of any such unreimbursed drawings, and second, to the Borrower as provided above.
2.03 Letters of Credit.
(a) The Letter of Credit Commitment.
(i) Subject to the terms and conditions set forth herein, the Lender agrees (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (B) to honor drafts under the Letters of Credit; provided that the Lender shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Outstandings would exceed the Revolving Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit; provided, further, that the Lender shall not be obligated to make any L/C Credit Extension denominated in an Alternative Currency with respect to any Letter of Credit if as of the date of such L/C Credit Extension, the aggregate Outstanding Amount of L/C Obligations denominated in Alternative Currencies would exceed $30,000,000 (as the same may be reduced pursuant to Section 2.05, the “Alternative Currency LC Sublimit”). Within the foregoing limits and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii) The Lender shall be under no obligation to issue any Letter of Credit if:
(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing such Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;
(B) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance;
(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date;
(D) the issuance of such Letter of Credit would violate one or more policies of the Lender; or

(E) such Letter of Credit is in an initial amount less than $100,000, or is to be denominated in a currency other than Dollars or an Alternative Currency acceptable to the Lender.
(iii) The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(b) Procedures for Issuance and Amendment of Letters of Credit.
(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by the Lender not later than 1:00 p.m., at least two Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Lender may require.
(ii) Upon the Lender’s determination that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Lender’s usual and customary business practices.
(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.
(c) Drawings and Reimbursements.
(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify the Borrower thereof. Not later than one Business Day after any payment by the Lender under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Lender in an amount equal to the Dollar Equivalent of the amount of such currency (or at the request of the Lender, the applicable Alternative Currency amount of such drawing), together with interest from and including the date of honor calculated at the rate then applicable to an Alternate Base Rate Loan (or, at the request of the Lender, the sum of (A) the Applicable Rate plus (B) the British Bankers Association LIBOR Rate for the relevant currency as published by Reuters (or other commercially available source providing quotations of BBA LIBOR designated by the Lender from time to time or, if Lender determines that no such source is available, the rate at which the Lender determines that deposits in the relevant currency are available in the interbank market in London) at approximately 11:00 London time, two Business Days prior to the date of calculation for deposits in the relevant currency (for delivery on the first day of such interest period) for a term of one month (the “Eurocurrency Rate”).) If the Borrower fails to so reimburse the Lender, the Borrower shall be deemed to have requested a borrowing of a Revolving Loan that is a Alternate Base Rate Loan to be disbursed on the Business Day after the date of Honor Date in an amount equal to the amount of such unreimbursed drawing (if in Dollars) or the Dollar Equivalent of such unreimbursed drawing (if in an Alternative Currency), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Alternate Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).

(ii) If the Borrower fails to reimburse the Lender for any drawing under any Letter of Credit when due (whether by means of a borrowing or otherwise), such unreimbursed amount shall be (A) immediately and automatically, without notice, be converted into the Dollar Equivalent of such unreimbursed amount if denominated in an Alternative Currency due and (B) payable on demand (together with interest) and shall bear interest at the Default Rate.
(d) Obligations Absolute. The obligation of the Borrower to reimburse the Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv) any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid. Notwithstanding, the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Lender’s failure to exercise care in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of negligence or willful misconduct on part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payments upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit

(e) Role of Lender. The Borrower agrees that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Lender, any of its Affiliates, any of the respective officers, directors, employees, agents or attorneys-in-fact of the Lender and its Affiliates, nor any of the respective correspondents, participants or assignees of the Lender shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Lender, and the Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Lender’s willful misconduct or gross negligence or the Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(f) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.
(g) Letter of Credit Fees. The Borrower shall pay to the Lender a Letter of Credit fee for each commercial Letter of Credit equal to standard charge therefor. Each standby Letter of Credit shall bear an annual fee, payable quarterly in arrears calculated on the face amount from the date issued until the earlier of expiration or drawing equal to 1.25% per annum. An additional issuance fee of 0.125% will be paid on the face amount of each Letter of Credit upon issuance of such and annually thereafter.
(h) Documentary and Processing Charges Payable to Lender. The Borrower shall pay to the Lender the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(i) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04 Prepayments.
(a) The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay any Revolving Loan in whole or in part without premium or penalty except as provided in Section 3.05 of this Agreement; provided that (i) such notice must be received by the Lender not later than 10:00 a.m. (A) two Business Days prior to any date of prepayment of a Floating Eurodollar Loan, and (B) on the date of prepayment of a Alternate Base Rate Loan; (ii) any prepayment of a Floating Eurodollar Loan shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof; and (iii) any prepayment of a Alternate Base Rate Loan shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loan(s) to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b) If for any reason, the Total Outstandings at any time exceed the Revolving Commitment, the Borrower shall immediately prepay Revolving Loans in an amount up to the amount of such excess. If such excess exceeds the principal amount of Revolving Loans then outstanding, after payment in full of all outstanding Revolving Loans, the Lender may, but shall not be required to, at its option request, and the Borrower shall provide within five (5) days after such request, Credit Support. “Credit Support” means the Borrower has provided to the Lender with respect to a Letter of Credit:
(i) payment of an amount sufficient to provide the Lender with coverage with respect to at least 105% of the aggregate amount available for drawings under such outstanding Letter of Credit, in the currency of such Letter of Credit to an interest-bearing account or time deposit with the Lender and the following conditions are met:
(A) until no amount is or may be outstanding under that Letter of Credit, withdrawals from such account or time deposit may only be made to pay the Lender for reimbursement in respect of such Letter of Credit;
(B) the Company has executed and delivered a security document with respect to such account or time deposit, in form and substance satisfactory to the Lender for which the cash collateral is provided, creating a first ranking security interest over such account or time deposit (it being acknowledged that such cash collateral shall also secure obligations with respect to the Existing Financing Agreements, the Global Credit Facilities and other Primary Credit Facilities on a pari passu basis); and
(C) such other conditions as are reasonably satisfactory to the Lender; or
(ii) receipt of a backstop letter of credit in a face amount sufficient to provide the Lender with coverage with respect to at least 105% of the aggregate amount available for drawings under such outstanding Letter of Credit in the currency of such Letter of Credit and such a backstop letter of credit is on terms and conditions and from a financial institution acceptable to the Lender in its sole discretion.
(c) The Borrower shall give written notice (the “Change of Control Notice”) to the Lender within 15 Business Days of a Responsible Officer acquiring knowledge of a Change of Control. The Change of Control Notice shall describe the material terms of the transaction constituting the Change of Control. At Lender’s sole discretion, Borrower shall prepay Revolving Loans and Cash Collateralize the L/C Obligations (subject to the collateralization limits set forth above in Section 2.04(b)) on a date specified by Lender within 60 days of receipt of Change of Control Notice, but in any event not less than 30 days following receipt of the Change in Control Notice.

2.05 Termination or Reduction of Revolving Commitment. The Borrower may, upon notice to the Lender, terminate the Revolving Commitment, or from time to time permanently reduce the Revolving Commitment; provided that (i) any such notice shall be received by the Lender not later than 1:00 p.m., two Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $250,000 or any whole multiple of $50,000 in excess thereof, (iii) the Letter of Credit Sublimit shall be reduced in an equal amount, (iv) the Borrower shall not terminate or reduce the Revolving Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Revolving Commitment; and (v) upon any reduction in the Revolving Commitment, the Alternative Currency LC Sublimit will be reduced by an amount equal to 3/5ths of such reduction, and no such reduction will be effective if, after giving effect thereto, the Outstanding Amount of L/C Obligations denominated in Alternative Currencies would exceed the new Alternative Currency LC Sublimit.
2.06 Repayment of Revolving Loans. The Borrower shall repay to the Lender on the Revolving Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.
2.07 Interest.
(a) Subject to the provisions of subsection (b) below, (i) each Floating Eurodollar Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Floating Eurodollar Rate plus the Applicable Rate; and (ii) each Alternate Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.
(b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at the Lender’s discretion at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, at the Lender’s discretion, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c) Interest on each Revolving Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.08 Fees. In addition to certain fees described in subsections (g) and (h) of Section 2.03:
(a) Unused Fee. The Borrower shall pay to the Lender an Unused Fee equal to the Applicable Rate per annum times the actual daily amount by which the Revolving Commitments exceed the Total Outstandings. The Unused Fee shall accrue at all times during the Revolving Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with September 30, 2011, and on the last day of the Revolving Availability Period. The Unused Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b) Bank Product Fee. The Borrower shall pay to the Lender quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date, (which shall be prorated for the first such period if the Closing Date does not occur on a payment date) a Bank Product fee equal to $15,625 minus income earned by the Lender by providing Bank Products to or for the Borrower (other than Letters of Credit issued hereunder) during such period, as calculated solely by the Lender in its reasonable discretion in accordance with its customary and standard procedures as in effect from time to time.

2.09 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Revolving Loan for the day on which the Revolving Loan is made, and shall not accrue on a Revolving Loan, or any portion thereof, for the day on which the Revolving Loan or such portion is paid, provided that any Revolving Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.
2.10 Evidence of Debt. The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.
2.11 Payments Generally.
(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the applicable Lending Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. All payments received by the Lender after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(c) Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Revolving Loan in any particular place or manner.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
(a) Any and all payments by the Borrower or any Subsidiary Guarantor to or for the account of the Lender under any Loan Document shall be made free and clear of and without deduction for any and all Indemnified Taxes. If the Borrower or any Subsidiary Guarantor shall be required by any Laws to deduct any Indemnified Taxes from or in respect of any sum payable under any Loan Document to the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or any Subsidiary Guarantor, as the case may be, shall make such deductions, (iii) the Borrower or Subsidiary Guarantor, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower or Subsidiary Guarantor, as the case may be, shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.
(b) In addition, the Borrower and each Subsidiary Guarantor agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower or any Subsidiary Guarantor shall be required to deduct or pay any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Lender, the Borrower or Subsidiary Guarantor, as the case may be, shall also pay to the Lender, at the time interest is paid, such additional amount that the Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Lender would have received if such Indemnified Taxes or Other Taxes had not been imposed.
(d) The Borrower and each Subsidiary Guarantor agrees to indemnify the Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender makes a demand therefor.
(e) If a Lender or Participant is entitled to claim an exemption or reduction from withholding taxes, such Lender or such Participant agrees to deliver to Borrower or any applicable Subsidiary Guarantor, as the case may be, any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding taxes before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 3.01(e) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and shall promptly notify Borrower and any applicable Subsidiary Guarantor of any change in circumstances, which would modify or render invalid any claimed exemption or reduction.
(f) If Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes, or Other Taxes, as to which, in either case, it has been indemnified by Borrower or any Subsidiary Guarantor or with respect to which Borrower or any Subsidiary Guarantor has paid additional amounts pursuant to this Section 3.01, it shall pay over such refund to Borrower or such Subsidiary Guarantor, as the case may be (but only to the extent of payments made, or additional amounts paid, by Borrower or such Subsidiary Guarantor, as the case may be (but only to the extent of payments made, or additional amounts paid, by Borrower or such Subsidiary Guarantor, as the case may be, under this Section 3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such a refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrower and each applicable Subsidiary Guarantor, upon request of Lender, agrees to repay the amount paid over to Borrower or such Subsidiary Guarantor, as the case may be (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Lender hereunder) to Lender in the event Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 3.01(f) shall not be construed to require any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower, any Subsidiary Guarantor or any other Person.
3.02 Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to make, maintain or fund Floating Eurodollar Loans, or to determine or charge interest rates based upon the Floating Eurodollar Rate, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make or continue Floating Eurodollar Loans or to convert Alternate Base Rate Loans to Floating Eurodollar Loans shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Floating Eurodollar Loans to Alternate Base Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. The Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

3.03 Inability to Determine Floating Eurodollar Rate. If the Lender determines that for any reason adequate and reasonable means do not exist for determining the Floating Eurodollar Rate or that the Floating Eurodollar Rate does not adequately and fairly reflect the cost to the Lender of funding a Revolving Loan, the Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Floating Eurodollar Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of a Floating Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of an Alternate Base Rate Loan in the amount specified therein.
3.04 Increased Cost and Reduced Return; Capital Adequacy.
(a) If the Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or the Lender’s compliance therewith, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining Floating Eurodollar Loans or issuing Letters of Credit, or a reduction in the amount received or receivable by the Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which the Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Floating Eurodollar Rate), then from time to time upon demand of the Lender, and so long as the Lender is requiring similar payments from other customers, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such increased cost or reduction; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in or in the interpretation of any Law,” regardless of the date enacted, adopted or issued.
(b) If the Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by the Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of the Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and the Lender’s desired return on capital), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such reduction so long as the Lender is requiring similar payments from other customers.
3.05 Requests for Compensation. A certificate of the Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.
3.06 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Revolving Commitment and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01 Conditions of Initial Credit Extension. The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a) The Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by or on behalf of each Obligor, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender and its legal counsel:
(i) executed counterparts of this Agreement and all other Loan Documents required by the Lender, sufficient in number for distribution to the Lender and the Borrower;
(ii) a favorable opinion of counsel: (A) to the Borrower and (B) each Subsidiary Guarantor, that, in each case is in form and substance satisfactory to the Lender;
(iii) a Compliance Certificate prepared on a Pro Forma Basis after giving effect to the transactions effected on the Closing Date and signed by a Responsible Officer of Borrower;
(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Obligor that is an organization as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Obligor is a party;
(v) such documents and certifications as the Lender may reasonably require to evidence that each Obligor that is an organization is duly organized or formed, and that the Borrower and each such Obligor is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(vi) evidence that the 2011 Note Purchase Agreement will be concurrently in full force and effect and notes representing $150,000,000 in aggregate principal thereunder have been issued;
(vii) evidence that the Nedbank Agreement providing for at least $50,000,000 in credit will concurrently be in full force and effect;
(viii) termination of the existing credit facility represented by the Credit Agreement between the Lender and UTi United States, Inc. dated as of May 7, 2010 and release of all liens granted thereunder; and
(ix) such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.
(b) Any fees required to be paid to the Lender on or before the Closing Date shall have been paid.
(c) The Borrower shall have paid all Attorney Costs of the Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

4.02 Conditions to all Credit Extensions. The obligation of the Lender to make any Credit Extension is subject to the following conditions precedent:
(a) The representations and warranties of the Borrower and each other Obligor contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
(b) No Default shall exist, or would result from such proposed Credit Extension.
(c) The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of a Revolving Loan to the other Type or a continuation of a Floating Eurodollar Loan) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified above have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
The Borrower and each Subsidiary Guarantor represents and warrants to the Lender that:
5.01 Organization; Power and Authority. Each Obligor is a corporation or other legal entity duly incorporated or organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation or other legal entity, where applicable, and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate (or other organizational) power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Loan Documents to which it is a party and to perform the provisions hereof and thereof.
5.02 Authorization, Etc. The Loan Documents to which each Obligor is a party have been duly authorized by all necessary corporate or other entity action on the part of each Obligor, and each Loan Document constitutes, and upon execution and delivery thereof each note issued under this Agreement will constitute, a legal, valid and binding obligation of each Obligor party thereto enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.03 Disclosure. This Agreement, the SEC Reports, and the documents, certificates or other writings delivered to the Lender by or on behalf of the Obligors in connection with the transactions contemplated hereby, and the financial statements listed in Schedule 5.05 (this Agreement, the SEC Reports, and such documents, certificates or other writings identified in Schedule 5.03 and financial statements identified in Schedule 5.05 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since the date of the latest financial statements identified in Schedule 5.05 there has been no change in the financial condition, operations, business, properties or prospects of Borrower or any other Obligor except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, there is no fact known to any Obligor that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

5.04 Organization and Ownership of Shares of Subsidiaries; Affiliates.
(a) As of the date hereof, Schedule 5.04 contains (except as noted therein) complete and correct lists of each Obligor’s (i) Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by each Obligor and each other Subsidiary and whether such Subsidiary will on the Closing Date be a Subsidiary Guarantor, (ii) Affiliates, other than Subsidiaries, and (iii) directors and senior officers.
(b) All of the outstanding or issued shares of capital stock, shares or similar equity interests of each Subsidiary shown in Schedule 5.04 as being owned by each Obligor and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by each Obligor or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.04).
(c) Each Subsidiary (other than the Obligors) identified in Schedule 5.04 is a corporation or other legal entity duly incorporated or organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of incorporation or organization, and is duly qualified as a foreign corporation, where applicable, or other legal entity and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other organizational power and authority, as the case may be, to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except where the failure to have such power or authority could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d) As of the date hereof, no Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than the 2011 Agreements in effect on the date hereof and the agreements listed on Schedule 5.04 under the heading “Agreements Restricting Dividends” and customary limitations imposed by applicable Law) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to any Obligor or any of its Subsidiaries that owns outstanding or issued shares of capital stock, shares or similar equity interests of such Subsidiary.
(e) A group structure chart included in Schedule 5.04 shows all members of the Group (and all Joint Ventures and minority interests held by any member of the Group) as of the date hereof.
(f) Except as set forth in Schedule 5.04 with respect to UTi Inventory Management Solutions Inc., as of the date hereof, 100% of the issued share capital of each Obligor (other than the Borrower) is directly or indirectly wholly owned by the Borrower.
(g) In the case of each borrower or guarantor under the South African Facilities, the group structure chart in Schedule 5.04 shows the shareholders of and their percentage shareholdings in each obligor under the South African Facilities and the shareholders of or partners in such entities as of the date hereof.
5.05 Financial Statements; Material Liabilities. The Obligors have delivered to the Lender copies of the consolidated financial statements of the Borrower listed on Schedule 5.05. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Obligors and their Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with applicable generally accepted accounting principles (which shall be GAAP in the case of the Borrower) consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes). As of the date hereof, the Obligors and their Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

5.06 Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Obligor or any Subsidiary under, any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum and articles of association, regulations or by laws, or any other Material agreement or instrument to which any Obligor or any Subsidiary is bound or by which any Obligor or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any Material order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or any Subsidiary or (c) violate any provision of any Material statute or other Material rule or regulation of any Governmental Authority applicable to any Obligor or any Subsidiary.
5.07 Governmental Authorizations, Etc. Except as disclosed in Schedule 5.07, as of the date hereof, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Obligor of the Loan Documents to which it is a party, including, without limitation, any thereof required in connection with the obtaining of Dollars to make payments under any Loan Document and the payment of such Dollars to Persons resident in the United States of America, except for the filing of a notice on Form D and Form 8-K with the SEC. Except as disclosed in Schedule 5.7, it is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in the Applicable Jurisdiction of any Loan Document that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.
5.08 Litigation; Observance of Agreements, Statutes and Orders.
(a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of any Obligor, threatened against or affecting any Obligor or any Subsidiary or any property of any Obligor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, based on the facts known to the Borrower, could reasonably be expected to have a Material Adverse Effect.
(b) No Obligor nor any Subsidiary is (i) in default under any Contractual Obligation to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority (iii) is in violation of any applicable Law (including, without limitation, Environmental Laws, the Patriot Act or any of the other laws and regulations that are referred to in Section 5.16) of any Governmental Authority, which default or violation, individually or in the aggregate, based on the facts known to the Borrower, could reasonably be expected to have a Material Adverse Effect.
5.09 Taxes. Except as set forth on Schedule 5.09, the Obligors and their Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) for purposes of making this representation on the Closing Date, the amount of which is not individually or in the aggregate Material (or for purposes of making this representation after the Closing Date, the amount of which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect) or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Obligor or a Subsidiary, as the case may be, has established adequate reserves in accordance with applicable generally accepted accounting principles (which shall be GAAP in the case of the Borrower). No Obligor knows of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of each Obligor and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.

5.10 Title to Property; Leases. Each Obligor and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.05 or purported to have been acquired by any Obligor or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business or as otherwise not prohibited hereby), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
5.11 Licenses, Permits, Etc.
(a) (a) Each Obligor and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
(b) To the knowledge of each Obligor, no product of such Obligor or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
(c) To the knowledge of each Obligor, there is no Material violation by any Person of any right of such Obligor or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by such Obligor or any of its Subsidiaries.
5.12 Compliance with ERISA; Non U.S. Plans.
(a) Each Obligor and each ERISA Affiliate have operated and administered each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. No Obligor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that, in either case, would reasonably be expected to result in the incurrence of any such liability by any Obligor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b) As of the date hereof, the present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. As of the date hereof, the present value of the accrued benefit liabilities (whether or not vested) under each Non U.S. Plan that is funded, determined as of the end of each Obligor’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non U.S. Plan allocable to such benefit liabilities by more than $10,000,000 (or its equivalent in any other currency) and the aggregate amount of such excess benefit liabilities for all such Non U.S. Plans did not exceed $10,000,000 (or its equivalent in any other currency). The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) Each Obligor and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S Plan that individually or in the aggregate is Material.
(d) The expected postretirement benefit obligation (determined as of the last day of each Obligor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of each Obligor and its Subsidiaries is not Material.
(e) All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by each Obligor and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.
5.13 Use of Proceeds; Margin Regulations. The Borrower will apply the proceeds of Credit Extensions to pay off in full the 2006 Notes and other indebtedness of the Borrower and its Subsidiaries, for working capital purposes of the Borrower and its Subsidiaries, and for other general corporate purposes. No part of the proceeds hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of any Obligor and its Subsidiaries and no Obligor has any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
5.14 Existing Indebtedness; Future Liens.
(a) Schedule 5.14 sets forth a complete and correct list of all Indebtedness of (or the commitment to extend credit to) the Obligors and their Subsidiaries other than Indebtedness under this Agreement, the Existing Financing Agreements, the Global Credit Facilities and certain items of Indebtedness which individually are not in excess of $5,000,000 (or its equivalent in any other currency) and in the aggregate are not in excess of $15,000,000 (or its equivalent in any other currency), each as of April 30, 2011 (including the principal amount outstanding and collateral therefor, if any, and the Guaranty thereof, if any) since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of such Obligors or their Subsidiaries. No Obligor nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of any Obligor or such Subsidiary and no event or condition exists with respect to any Indebtedness of any Obligor or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment except for such defaults (other than payment defaults), events or conditions in a single credit facility in an amount less than $5,000,000 (or its equivalent in any other currency) or under multiple credit facilities which in the aggregate are less than $15,000,000 (or its equivalent in any other currency) that would not, individually or in the aggregate, have a Material Adverse Effect.
(b) No Obligor nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 7.05.

(c) Except as set forth in Schedule 5.14, as of the date hereof, no Obligor nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Obligor or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter, memorandum and articles of association or other organizational document) other than this Agreement, the Existing Financing Agreements, the South African Facilities and the Global Credit Facilities which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of such Obligor.
5.15 Foreign Assets Control Regulations, Etc.
(a) Neither the Borrower nor any Affiliates is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).
(b) No part of the proceeds hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Borrower or indirectly through any Affiliate, in connection with any investment in, or any transactions or dealings with, any Blocked Person.
(c) To the Borrower’s actual knowledge, neither the Borrower nor any Affiliate (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Borrower has taken reasonable measures appropriate to the circumstances to ensure that the Borrower and each Affiliate is and will continue to be in compliance in all Material respects with all Material applicable current and future Anti-Money Laundering Laws.
(d) No part of the proceeds hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Obligors. The Borrower has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Borrower and each Affiliate is and will continue to be in compliance with all applicable current and future anti corruption laws and regulations.
5.16 Status under Certain Statutes. No Obligor nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
5.17 Environmental Matters.
(a) No Obligor nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against any Obligor or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(b) No Obligor nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c) No Obligor nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and
(d) All buildings on all real properties now owned, leased or operated by any Obligor or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.
5.18 Ranking of Obligations. The Borrower’s payment obligations under the notes when issued hereunder and the payment obligations of the Subsidiary Guarantors under the Subsidiary Guaranty Agreements rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of such Obligor, as the case may be.
5.19 Obligor Group. Each Subsidiary of the Borrower which is a borrower or guarantor under the Existing Financing Agreements or the Global Credit Facilties as of the date hereof is a Guarantor hereunder (subject to release of Subsidiary Guarantors to occur on the date hereof).
5.20 CASS Reserve. Each member of the Group, that is a party to the CASS Agreement, has timely paid all accounts payable due and owing to CASS in accordance with the terms and provisions of the CASS Agreement, except any such accounts payable which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles in the jurisdiction of incorporation of that member of the Group shall have been set aside on its books and records.
5.21 Labor Matters.
(a) As of the date hereof, no member of the Group is subject to any collective bargaining or similar agreement, other than those companies set out in Schedule 5.21 (Collective Bargaining Agreements).
(b) There are no existing or threatened strikes, slowdowns, lockouts or other similar labor disputes involving any member of the Group that singly or in the aggregate have or are reasonably likely to have a Material Adverse Effect.
(c) Hours worked by and payment made to employees of each member of the Group are not in violation of the United States Fair Labor Standards Act of 1938 (if applicable) or any other applicable Law dealing with such matters, except to the extent such violations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.22 Insolvency. The Borrower is, and the Borrower and Subsidiary Guarantors, on a consolidated basis, are, Solvent.
5.23 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates.

ARTICLE VI.
AFFIRMATIVE COVENANTS
So long as the Revolving Commitment shall be in effect, any Revolving Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Obligor, jointly and severally, covenants as follows:
6.01 Financial and Business Information. The Borrower shall deliver to the Lender (and for purposes of this Agreement the information required by this Section 6.01 shall be deemed delivered on the date of delivery of such information in the English language or the date of delivery of an English translation thereof):
(a) Quarterly Statements. Promptly after the same are available and in any event within 45 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Borrower’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Borrower is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Borrower (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of
(i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, and
(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding period in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Responsible Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of the Borrower’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 6.01(a) as they pertain to consolidated statements; provided further that the Borrower shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and shall have given Lender notice within the time period required for the delivery of such 10-Q (or 10-K, as the case may be) of such availability on EDGAR in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);
(b) Annual Statements. Promptly after the same are available and in any event within 90 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Borrower’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Borrower is subject to the filing requirements thereof) after the end of each fiscal year of the Borrower, duplicate copies of:
(i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, and
(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP and accompanied
(A) by an opinion thereon of an independent registered public accounting firm of recognized international standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their consolidated results of operations and cash flows and have been prepared in conformity with GAAP, and that the audit of such registered public accounting firm was performed in accordance with the standards of the Public Accounting Oversight Board (United States), and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B) a report of such registered public accounting firm accountants stating that they have reviewed this Agreement and stating further whether, in connection with their audit, they have become aware of any condition or event that then constitutes a Default or Event of Default or that caused them to believe the Borrower failed to comply with the terms, conditions, provisions or conditions of Sections 6.18 (until the Release Date with respect to any covenant included therein), 7.03, 7.04, 7.12 and 7.13 in as far as they related to financial and accounting matters, and if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable to the Lender, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default); and
(C) provided that the delivery within the time period specified above of the Borrower’s Form 10-K for such fiscal year (together with the Borrower’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with the accountants’ report described in clause (B) above (the “Accountants’ Certificate”), shall be deemed to satisfy the requirements of this Section 6.01(b), provided further that the Borrower shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof, in which event the Borrower shall separately deliver concurrently with such Electronic Delivery, the Accountants’ Certificate;
(c) SEC and Other Reports. Promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice or proxy statement or similar document (including any form of compliance certificate related to the Global Credit Facilities and any consolidation working papers) sent by any Obligor or (so long as the 2009 Note Purchase Agreement remains in effect in the case of a Subsidiary that is not an Obligor) any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by any Obligor or any Subsidiary with the SEC or any similar Governmental Authority or securities exchange and of all press releases and other statements made available generally by any Obligor to the public concerning developments that are Material; provided that the Company shall be deemed to have made deliveries required under this Section 6.01(c)(ii) if it shall have timely made Electronic Delivery thereof (with notice of such Electronic Delivery to the Lender within five Business Days of the filing thereof);
(d) Notice of Default or Event of Default or Litigation or Arbitration.
(i) promptly and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 8.01(e), a written notice specifying the nature and period of existence thereof and what action the Obligors are taking or propose to take with respect thereto; and
(ii) promptly and in any event within five Business Days after a Responsible Officer becomes aware of any current, threatened or pending litigation, arbitration or administrative proceedings which has, or would, if adversely determined have, a Material Adverse Effect, a written notice specifying the details of such litigation, arbitration or administrative proceeding.

(e) Employee Benefit Matters. Promptly and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that any Obligor or an ERISA Affiliate proposes to take with respect thereto:
(i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Obligor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii) any event, transaction or condition that could result in the incurrence of any liability by any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or
(iv) receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;
(f) Notices from Governmental Authority. Promptly, and in any event within 30 days of receipt thereof, copies of any notice to any Obligor or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(g) Requested Information. With reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of any Obligor or any of its Subsidiaries (including, but without limitation, actual copies of the Borrower’s Form 10-Q and Form 10-K) or relating to the ability of any Obligor to perform its obligations hereunder as from time to time may be reasonably requested by the Lender;
(h) Quarterly Consolidating Working Papers. Concurrently with the delivery of financial statements pursuant to Section 6.01(a) and 6.01(b), copies of the related unaudited consolidating balance sheet and income statement of Borrower and its Subsidiaries.
(i) Projections. Within three days of delivery to the Borrower’s board of directors and in any event no later than May 31st of each year, a consolidated financial forecast for Borrower and its Subsidiaries for the following fiscal year and each fiscal year thereafter through the Maturity Date, including forecasted consolidated balance sheets, consolidated statements of income, and shareholders’ equity and cash flows of Borrower and its Subsidiaries, which forecast shall state the assumptions used in the preparation thereof; and
6.02 Officer’s Certificate. Each set of financial statements delivered to the Lender pursuant to Section 6.01(a) or Section 6.01(b) shall be accompanied by a Compliance Certificate.
6.03 Inspection Rights. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Lender and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Lender (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.04 Limitation on Disclosure Obligation. The Obligors shall not be required to disclose the following information pursuant to Section 6.01(d)(ii), 6.01(g) or 6.03:
(a) information that the Obligors determine after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 10.08, it would be prohibited from disclosing by applicable law or regulations without making public disclosure thereof; or
(b) information that, notwithstanding the confidentiality requirements of Section 10.08, the Obligors are prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non Affiliate binding upon the Obligors and not entered into in contemplation of this clause (b), provided that the Obligors shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information and provided further that the Obligors have received a written opinion of counsel confirming that disclosure of such information without consent from such other contractual party would constitute a breach of such agreement.
Promptly after a request therefor from the Lender, the Obligors will provide such holder with a written opinion of counsel (which may be addressed to the Obligors) relied upon as to any requested information that the Obligors are prohibited from disclosing to such holder under circumstances described in this Section 6.04.
6.05 Compliance with Law. Without limiting Section 7.10, the Obligors will, and will cause each of their Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.06 Insurance. The Obligors will, and will cause each of their Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co insurance and self insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
6.07 Maintenance of Properties. The Obligors will, and will cause each of their Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Obligors or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Obligors have concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.08 Payment of Taxes and Claims. The Obligors will, and will cause each of their Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of any Obligor or any Subsidiary, provided that no Obligor nor any Subsidiary need pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Obligors or a Subsidiary has established adequate reserves therefor in accordance with applicable generally accepted accounting principles (which shall be GAAP in the case of the Borrower) on the books of such Obligor or such Subsidiary or (ii) the non filing and nonpayment of all such taxes, assessments, charges and levies in the aggregate could not reasonably be expected to have a Material Adverse Effect.
6.09 Corporate Existence, Etc. Except as permitted by Sections 7.07 and 7.08 (and not prohibited by the next sentence in the case of any Subsidiary Obligor), the Obligors will at all times preserve and keep in full force and effect their corporate existence. Except as permitted by Sections 7.07 and 7.08, the Obligors will at all times preserve and keep in full force and effect the existence of each of their Subsidiaries (except that (i) Subsidiaries which are not members of the South African Group may (A) merge into an Obligor and (B) amalgamate with entities that concurrently therewith become Obligors pursuant to Section 6.13 and (ii) Subsidiaries which are members of the South African Group (other than Pyramid Freight BVI) may merge with other members of the South African Group (other than Pyramid Freight BVI)) and all rights and franchises of the Obligors and their Subsidiaries unless, in the good faith judgment of the Obligors, the termination of or failure to preserve and keep in full force and effect such existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
6.10 Books and Records. The Obligors will, and will cause each of their Subsidiaries to, maintain proper books of record and account in conformity with applicable generally accepted accounting principles and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Obligor or such Subsidiary, as the case may be.
6.11 Priority of Obligations. The Obligors will ensure that their payment obligations under the Loan Documents will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Obligors, including, without limitation, the respective obligations of the Borrower and the Subsidiary Guarantors under (i) the Existing Financing Agreements, (ii) the Global Credit Facilities and (iii) the other Primary Credit Facilities. Notwithstanding the foregoing, in the event that the Borrower is required to cash collateralize letters of credit under the Global Credit Facilities, the Borrower may provide up to $15,000,000 (or its equivalent in any other currency) as cash collateral to collateralize such letters of credit without providing collateral to the Lender, provided no Event Default has occurred or would result from the provision of such cash collateral.
6.12 Dividend Capture from South Africa. The Obligors will ensure that cash distributions are made to Pyramid Freight BVI in accordance with the general distribution principles applied by the Borrower in respect of cash distributions made out of South Africa taking into account at any time the requirements of any applicable South African exchange control regulations, the local financial needs of the South African Group and any projected financial requirements of the South African Group.
6.13 Additional Obligors. The Borrower will cause any Subsidiary of the Borrower, whether now owned or hereafter formed or acquired, that becomes a borrower, guarantor or obligor with respect to, or otherwise provides credit support for, any Material Indebtedness, to promptly thereafter (and in any event within 30 days) become a Subsidiary Guarantor (an “Additional Guarantor”) under this Agreement by executing and delivering to Lender a joinder agreement substantially in the form attached hereto as Exhibit C (a “Joinder Agreement”) together with appropriate items of the type described in Section 4.01(a)(iv) and 4.01(a)(v). The Borrower agrees that immediately on execution of any such Joinder Agreement by an Additional Guarantor, the Borrower will provide to the Lender a legal opinion (from legal counsel approved by the Lender acting reasonably) confirming (i) the due execution and delivery of such Joinder Agreement, and the validity and enforceability of the obligations of the relevant Subsidiary Guarantor under such Joinder Agreement and this Agreement subject to such exceptions, assumptions and qualifications as are substantially similar to those delivered with respect to the obligations of the Subsidiary Guarantors as of the Closing Date and (ii) such other matters as the Lender may reasonably request so long as such opinions are substantially similar in scope to the opinions delivered on the Closing Date. The Borrower shall cause such Additional Guarantor to deliver such other documents as may be reasonably requested by the Lender substantially similar in scope to the documents delivered by the original Subsidiary Guarantors on the Closing Date.

Notwithstanding the foregoing, each of (i) the South African Subsidiaries (other than Pyramid Freight BVI to the extent permitted pursuant to Section 9.31 hereunder), to the extent that they do not become an obligor or guarantor under any Global Credit Facility or the Existing Financing Agreements, (ii) UTi Logistics Israel Limited (“UTi Israel”), so long as UTi Israel is not a Wholly-Owned Subsidiary of the Borrower and to the extent it does not become an obligor or guarantor under any Global Credit Facility or the Existing Financing Agreements, and (iii) any other Subsidiary to the extent it does not become an obligor or guarantor under any Global Credit Facility or Existing Financing Agreements and to the extent not permitted by applicable Law to execute and deliver a Joinder Agreement to become a Subsidiary Guarantor, shall not be required to deliver a Joinder Agreement hereunder.
6.14 Release of Subsidiary Guarantors; Substitution of Subsidiary Guarantors.
(a) Upon notice by the Borrower to the Lender (which notice shall contain a certification by the Borrower as to the applicable matters specified below), a Subsidiary Guarantor shall cease to be an Obligor under this Agreement if (i) the Subsidiary Guarantor has been, or will be concurrently, liquidated, dissolved or otherwise disposed of, or otherwise ceases to exist by way of merger or otherwise, in each case to the extent not prohibited by the Loan Documents or (ii) in connection with the execution and delivery of a Joinder Agreement from a successor Subsidiary and compliance with Section 6.13; provided, that, both immediately before and after giving effect to any such release (and execution and delivery of such Joinder Agreement, if any) no Default or Event of Default shall have occurred and be continuing, or would have existed, on a pro forma basis, if such release (and Joinder Agreement, if any) had been effective as of the end of the most recent fiscal quarter. Notwithstanding anything to the contrary in this Agreement, no Subsidiary Guarantor will be released from its obligations as an Obligor pursuant to this Section 6.14(a) of this Agreement unless concurrently with such release a replacement Subsidiary Guarantor or Subsidiary Guarantors is or are added to this Agreement pursuant to Section 6.13 that (i) has or have in the aggregate (A) earnings before interest, taxes, depreciation and amortization and (B) total assets no less than those of the Subsidiary Guarantor being released, and (ii) is or are located in one or more jurisdictions reasonably acceptable to the Lender.
(b) If the Lender determines at any time that execution, delivery and performance of any term of this Agreement by any Subsidiary Guarantor or enforcement by the Lender of this Agreement against any Subsidiary Guarantor could adversely affect the Lender or its rights and interests under this Agreement by reason of the effect of the Law of any jurisdiction (other than the United States or any jurisdiction within the United States), the Lender and each Obligor agree that such Subsidiary Guarantor shall be relieved, effective as of the date specified by the Lender, of any obligation to honor such term in or obligation under this Agreement, and a replacement Subsidiary Guarantor or Subsidiary Guarantors shall be added to this Agreement pursuant to Section 6.13 that (i) has or have in the aggregate (A) earnings before interest, taxes, depreciation and amortization and (B) total assets no less than those of the Subsidiary Guarantor being released, and (ii) is or are located in one or more jurisdictions reasonably acceptable to the Lender.
6.15 Group Structure. The Borrower will maintain its group structure in accordance with the group structure chart set forth in Schedule 5.4, except for changes which, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. In no event shall any Subsidiary incorporated in any country other than South Africa be owned directly or indirectly by any member of the South African Group except that special purpose entities formed on terms reasonably satisfactory to the Lender which do not have any Indebtedness which is recourse to the Borrower or any Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) may be owned by a member of the South African Group.

6.16 CASS Agreement. The Borrower will ensure that all amounts payable under the CASS Agreement are promptly paid when due unless such payment is being diligently contested in good faith by a member of the Group by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles of the relevant member of the Group have been set aside on its books.
6.17 Additional Restrictions. If at any time the Borrower or any Subsidiary Guarantor is a party to or shall enter into any agreement, instrument or other document with respect to any Indebtedness that provides for more than $15,000,000 (or its equivalent in any other currency) in principal amount of borrowings or availability, including, without limitation, any agreement existing on the Closing Date (a “Reference Agreement”), or any amendment or modification to any such Reference Agreement (or waiver or consent modifying the terms of any Reference Agreement), which Reference Agreement includes financial covenants (whether expressed in ratios or as numerical or dollar thresholds in respect of future financial performance or condition), including such financial covenants which are expressed as “events of default”, in each case which are not otherwise included in this Agreement (herein referred to as “New Covenants”) or which would be more beneficial to the Lender than relevant similar covenants or like provisions contained in this Agreement (herein referred to as “Improved Covenants” and, together with New Covenants, “Additional Covenants”), then such Additional Covenants and all related provisions and definitions shall be deemed incorporated by reference into Section 6.02(a), Article VII and Section 8.01(a) of this Agreement, mutatis mutandi, as if set forth fully in this Agreement. The Borrower shall:
(a) provide a copy of such Additional Covenants and all related provisions and definitions to the Lender promptly upon entering into the Reference Agreement or the relevant amendment or modification thereof (if entered into after the date hereof), including with such copy a notice to the Lender of the date on which such Additional Covenants became or will become effective, provided that the failure of the Borrower to provide a copy of such Additional Covenants to the Lender shall not adversely affect the automatic incorporation of the Additional Covenants into this Agreement as provided above in this Section 6.17; and
(b) as promptly as possible following delivery of such copy, provide the draft of a statement of incorporation (a “Memorialization”) to be executed by the Borrower and the Lender, which Memorialization shall set out the terms of the Additional Covenants and related provisions and definitions as incorporated into this Agreement, with all appropriate changes required in connection with incorporating the Additional Covenants mutatis mutandi.
If the Borrower fails to provide a draft of a Memorialization, then the Lender may produce a draft for the consideration of the Borrower. Any Memorialization executed and delivered by the Borrower and by the Lender shall be good and sufficient evidence of the terms of any such Additional Covenant as incorporated into this Agreement, provided that the failure of the Lender and the Borrower to execute and deliver any Memorialization shall not adversely affect the automatic incorporation of the Additional Covenants into this Agreement as provided above in this Section 6.17.
If (A) any Additional Covenant that has been incorporated herein pursuant to this Section 6.17 is subsequently amended or modified in the relevant Reference Agreement with the effect that such Additional Covenant is made less restrictive on the Borrower, such Additional Covenant, as amended or modified, shall not be deemed incorporated by reference into this Agreement and (B) any Additional Covenant that has been incorporated herein pursuant to this Section 6.17 is subsequently removed or terminated from the relevant Reference Agreement or the Borrower and its Subsidiary Guarantors are otherwise no longer required to comply therewith under the relevant Reference Agreement, the Borrower and its Subsidiaries, beginning on the effective date such Additional Covenant is removed or terminated from the relevant Reference Agreement or the Borrower and its Subsidiary Guarantors are otherwise no longer required to comply with such Additional Covenant, shall still remain obligated to comply with such Additional Covenant hereunder, in each of cases (A) and (B) above, until such time as the Lender has agreed in its sole discretion to amend, modify, remove or terminate such Additional Covenant to conform to the Reference Agreement.

Notwithstanding the foregoing, the provisions of this Section 6.17 shall not apply to (i) any of the 2009 Covenants for which adjustments are made to this Agreement in accordance with Section 6.18 and (ii) any other credit facilities paid in full and terminated within 10 days of the date of the Closing Date.
6.18 2009 Notes Covenants. The Borrower will comply with each 2009 Covenant as in effect on the date hereof until the Release Date with respect to such 2009 Covenant, and such 2009 Covenants and all related definitions shall be deemed incorporated by reference into this Agreement mutatis mutandi, as if set forth fully in this Agreement.
6.19 Post-Closing Obligations. Within 20 days from the Closing Date, or such other date to which the Lender expressly agrees, the Borrower, on behalf of itself, each Spanish Obligor, and the Lender shall have formalized the ratification of the position of the Spanish Obligors as Subsidiary Guarantors under this Agreement into a public document (escritura pública) for the purposes of article 517, paragraph 2, number 4 of the Spanish Civil Procedure Law (Ley 1/2000 de 7 de enero, Ley de Enjuiciamiento Civil) (the “Civil Procedural Law”) before a Spanish notary public, at the expense of the Borrower. Within two Business Days from the execution of the notarial deed, the Borrower shall have supplied to Lender an authorized copy (primera copia autorizada) of that deed.
6.20 Use of Proceeds. Use the proceeds of the Credit Extensions for general working capital and corporate purposes of the Group. No Credit Extension will be used in contravention of any Law or of any Loan Document.
6.21 Further Assurances. Take such action and execute, acknowledge and deliver at its sole cost and expense such agreements, instruments or other documents as are necessary or as the Lender may reasonably request from time to time in order to (a) carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) establish and maintain the validity and effectiveness of any of the Loan Documents and (c) better assure, convey, grant, assign, transfer and confirm unto the Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.
ARTICLE VII.
NEGATIVE COVENANTS
So long as the Revolving Commitment shall be in effect, any Revolving Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Obligor, jointly and severally, covenants as follows:
7.01 Transactions with Affiliates. The Obligors will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Obligors or another Subsidiary which is not a member of the South African Group (except for Pyramid Freight BVI with respect to assets which are and remain assets outside South Africa)), except in the ordinary course and pursuant to the reasonable requirements of such Obligor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Obligors or such Subsidiary than would be obtainable in a comparable arm’s length transaction with a Person not an Affiliate.
7.02 Restricted Payments.
(a) Limitation. The Borrower will not, and will not permit any of its Subsidiaries to, at any time, declare or make, or incur any liability to declare or make, any Restricted Payment unless immediately after giving effect to such action no Default or Event of Default would exist. The foregoing restriction shall not apply to (i) payment of Restricted Payments which were declared prior to the existence of any Default or Event of Default, (ii) Restricted Payments paid to the Borrower or any Wholly-Owned Subsidiary or (iii) Restricted Payments pursuant to agreements entered into to obtain or maintain BBBEE status.

(b) Time of Payment. The Borrower will not, nor will it permit any of its Subsidiaries to, authorize a Restricted Payment that is not payable within 60 days of authorization.
7.03 Consolidated Total Debt Coverage. The Borrower will ensure that the ratio of Consolidated Total Debt at any time to Consolidated EBITDA for the Measurement Period then or most recently ended, is not greater than 3.25 to 1.00.
7.04 Priority Debt. The Obligors will not permit Priority Debt at any time to exceed 15% of Consolidated Net Worth determined as of the end of the then most recently ended fiscal quarter.
7.05 Liens. The Obligors will not, and will not permit any of their Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Borrower or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive income or profits, except:
(a) any Lien arising by operation of law (other than in connection with ERISA) and in the ordinary course of business;
(b) Liens for taxes, assessments or other governmental charges or levies which are not yet due and payable or the payment of which is not at the time required by Section 6.08;
(c) attachments, appeal bonds, judgments and other similar Liens for sums not exceeding in aggregate $5,000,000 (or its equivalent in any other currency) arising in connection with any court or similar proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
(d) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any member of the Group;
(e) any Lien in favor of CASS arising under the CASS Agreement in the ordinary course of business;
(f) any Lien arising as a result of a Capital Lease permitted to exist under Section 7.13 in an amount not to exceed $90,000,000 (or its equivalent in any other currency) at any one time;
(g) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that (i) any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired and (ii) the aggregate principal amount of all Indebtedness secured by any such Liens shall not, at any time, exceed 15% of Consolidated Tangible Assets;
(h) any Lien comprising a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(i) any Lien in column 11 (labeled Security) of Schedule 5.15 securing Indebtedness otherwise permitted hereunder and any refinancing or renewals thereof;

(j) Liens securing obligations of a Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) to the Borrower or to another Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) limited to $15,000,000 in the aggregate and Liens securing obligations of a member of the South African Group or Pyramid Freight BVI (to the extent that such Liens attach only to assets located in South Africa) to another member of the South African Group or Pyramid Freight BVI;
(k) any Lien constituted by the Cession in Security Agreement and in respect of any Subsidiary formed under the laws of New Zealand, any “security interest” as defined in section 17(1)(b) of the Personal Property Securities Act 1999 (NZ) which does not secure payment or performance of any obligation;
(l) any Lien on an asset, or an asset of any person, acquired by a member of the Group after the date of this Agreement, provided that (i) the aggregate amount covered by any such Lien does not exceed $10,000,000 (or its equivalent in any other currency) at any time, (ii) such Lien is only in place for the period of six (6) months from the date of acquisition and (iii) the principal amount secured by that Lien has not been incurred or increased in contemplation of, or since, the acquisition;
(m) any arrangement constituted by retention of title in connection with the acquisition of goods from a supplier provided the goods are acquired in the ordinary course of business on the normal commercial terms of the supplier, which terms must not provide for retention of title when all goods supplied have been paid for in full;
(n) if and so long as on the date such Liens are granted no Default or Event of Default exists hereunder or would result hereunder, including, without limitation, under Section 7.04, Liens securing Indebtedness of the Borrower or any Subsidiary in addition to those described in clauses (a) through (m) above.
For the purposes of this Section 7.05, any Person becoming a Subsidiary after the date of this Agreement shall be deemed to have incurred all of its then outstanding Liens at the time it becomes a Subsidiary, and any Person extending, renewing or refunding any Indebtedness secured by any Lien shall be deemed to have incurred such Lien at the time of such extension, renewal or refunding.
Notwithstanding the foregoing or any other provision of this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on any assets of the Borrower or any Subsidiary securing any Primary Credit Facility except as set forth in the second sentence of Section 6.11, unless the Obligations are also concurrently equally and ratably secured pursuant to documentation, including, without limitation, an intercreditor agreement, reasonably satisfactory to the Lender.
7.06 Subsidiary Indebtedness. In addition to and not in limitation of any other applicable restrictions herein, including Sections 7.03 and 7.04, the Borrower will not, at any time, permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness other than:
(a) Indebtedness of members of the South African Group (other than Pyramid Freight BVI) not to exceed 800,000,000 South African Rand (or its equivalent in any other currency) at any time; and Indebtedness consisting solely of put rights of other mandatorily redeemable interests with respect to equity issued by any member of the South African Group to enable such Subsidiary to maintain BBBEE status or its equivalent.
(b) any unsecured Indebtedness of any Subsidiary Guarantor consisting of direct obligations or Guaranties;

(c) Indebtedness of any Subsidiary of the Borrower (other than a member of the South African Group) in an aggregate amount not to exceed $60,000,000 (or its equivalent in any other currency) at any time;
(d) Indebtedness incurred under any Capital Lease permitted to exist under Section 7.13 in an amount not to exceed $90,000,000 (or its equivalent in any other currency) at any one time;
(e) Indebtedness of a Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) owed to an Obligor or a Wholly Owned Subsidiary (other than a member of the South African Group or Pyramid Freight BVI);
(f) Indebtedness owed by a member of the South African Group or Pyramid Freight BVI to another member of the South African Group or Pyramid Freight BVI;
(g) unsecured Indebtedness of any Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) owed to a member of the South African Group or Pyramid Freight BVI so long as such Indebtedness is contractually subordinated to such Subsidiary Guarantors’ obligations hereunder on terms reasonably satisfactory to the Lender;
(h) unsecured Indebtedness of a member of the South African Group or Pyramid Freight BVI owed to the Borrower or a Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) in an amount not to exceed the lesser of (i) until the Release Date as a result of the circumstances set forth in clause (b) thereof, the amount permitted under the 2009 Note Purchase Agreement or (ii) $10,000,000 (or its equivalent in any other currency);
(i) secured Indebtedness of any Subsidiary to the extent that the Lien securing such Indebtedness would be permitted pursuant to Section 7.05(g) or 7.05(h);
(j) Indebtedness under earnout arrangements in an aggregate amount of up to $65,000,000 (or its equivalent in any other currency) at any one time to the extent such indebtedness remains contingent in accordance with the terms of the earnout arrangements;
(k) any Indebtedness incurred under the Loan Documents;
(l) existing Indebtedness in an amount not to exceed $55,000,000 of Pyramid Freight BVI to Goddard Company Limited; and
(m) Indebtedness of a Subsidiary in addition to that otherwise permitted by the foregoing provisions, provided that on the date such Subsidiary incurs or otherwise becomes liable with respect to any such Indebtedness, and immediately after giving effect to the incurrence thereof, no Default or Event of Default exists hereunder, including, without limitation, under Section 7.04.
For the purpose of this Section 7.06, any Person becoming a Subsidiary after the Closing Date shall be deemed, at the time it becomes such a Subsidiary, to have incurred all of its then outstanding Indebtedness.
7.07 Merger, Consolidation, Etc. The Borrower will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:
(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Borrower as an entirety, as the case may be, shall be a solvent corporation, limited liability company or other legal entity organized and existing under the laws of the United States or any State thereof (including the District of Columbia) or any other Permitted Jurisdiction, and, if the Borrower is not such corporation, limited liability company or other legal entity, (i) such corporation, limited liability company or other legal entity shall have executed and delivered to the Lender its assumption of the due and punctual performance and observance of the Obligations and (ii) such corporation, limited liability company or other legal entity shall have caused to be delivered to the Lender an opinion of internationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Lender, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.
No such conveyance, transfer or lease of substantially all of the assets of the Borrower shall have the effect of releasing the Borrower or any successor corporation, limited liability company or other legal entity that shall theretofore have become such in the manner prescribed in this Section 7.07 from its liability under this Agreement.
7.08 Sale of Assets. Except as permitted by Section 7.07, the Obligors will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively, a “Disposition”), any assets, including capital stock of Subsidiaries, in one or a series of transactions, to any Person, other than:
(a) Dispositions in the ordinary course of business;
(b) Dispositions by a Subsidiary to the Borrower or a Wholly-Owned Subsidiary which is not a member of the South African Group or Pyramid Freight BVI and Dispositions by a Subsidiary which is a member of the South African Group to a Subsidiary which is a member of the South African Group or Pyramid Freight BVI;
(c) Dispositions not otherwise permitted by clause (a) or (b) of this Section 7.08, provided that (i) the aggregate net book value of all assets so disposed of in any twelve month period pursuant to this Section 7.08(c) does not exceed 10% of Consolidated Total Assets as of the last day of the most recently ended fiscal quarter and (ii) after giving effect to such transaction, no Default or Event of Default shall exist; and
(d) Dispositions of stock or other interests or securities by way of merger or otherwise, of a member of the South African Group to another Person in order to obtain or maintain BBBEE status.
The Obligors may, or may permit a Subsidiary to, make a Disposition and the assets subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in clause (c)(i) of the preceding sentence if:
(A) (x) in the case of a Disposition by a Person who is not a member of the South African Group, the net proceeds from such Disposition are reinvested in productive assets to be used in the existing business of the Borrower or a Subsidiary which is not (i) a member of the South African Group or (ii) Pyramid Freight BVI (to the extent such assets are in South Africa) and (y) in the case of a Disposition by a Person who is a member of the South African Group, the net proceeds from such Disposition are reinvested in productive assets to be used in the existing business of the Borrower or a Subsidiary; or

(B) (x) in the case of a Disposition by a Person who is not a member of the South African Group, the net proceeds from such Disposition are applied to the payment or prepayment of Senior Indebtedness, including the Obligations on a pro rata basis with other Senior Indebtedness of the Borrower or any Subsidiary which is not a member of the South African Group or Pyramid Freight BVI (other than Senior Indebtedness in respect of any revolving credit or similar credit facility providing the Borrower or any Subsidiary with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Senior Indebtedness the available credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of Senior Indebtedness) and (y) in the case of a Disposition by a Person who is a member of the South African Group, the net proceeds from such Disposition are applied to the payment or prepayment of Indebtedness of the Borrower or any Subsidiary owing to any Person that is not a Subsidiary or Affiliate and which is not expressed to be junior or subordinate to any other Indebtedness of the Borrower or Subsidiary (other than Indebtedness in respect of any revolving credit or similar facility except to the extent that such facility is permanently reduced).
For purposes of the foregoing clauses (A) and (B), to the extent that the assets that are disposed of are assets owned by a Person other than a member of the South African Group or Pyramid Freight BVI, the proceeds of such Disposition shall only be applied to acquire assets, or prepay debt of, an Obligor or a Subsidiary which is not a member of the South African Group or Pyramid Freight BVI.
Notwithstanding the foregoing, at the time of any Disposition and after giving effect thereto, in no event shall Consolidated Total Assets of the Borrower and its Subsidiaries (other than the South African Group and Pyramid Freight BVI) constitute less than 50% of Consolidated Total Assets.
7.09 Line of Business. The Obligors will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Obligors and their Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Obligors and their Subsidiaries, taken as a whole, are engaged on the date of this Agreement.
7.10 Terrorism Sanctions Regulations. The Borrower will not and will not permit any Controlled Affiliate to (a) become a Blocked Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause the Lender to be in violation of any Laws.
7.11 Subsidiaries in South Africa. No Subsidiary of the Borrower incorporated in South Africa may become an obligor or guarantor under the Global Credit Facilities or the Existing Financing Agreements. Neither the Borrower nor any Subsidiary of the Borrower (other than the South African Group (exclusive of Pyramid Freight BVI)) may become an obligor or guarantor under the South African Facilities. Except as permitted by Section 7.06 or otherwise outstanding on the date hereof, the Obligors will not at any time have any Indebtedness outstanding which is owed to a member of the South African Group or Pyramid Freight BVI.
7.12 Minimum Debt Service Ratio. The Borrower will not permit the Debt Service Ratio to be, as of the end of any Measurement Period, less than 2.50 to 1.00.
7.13 Capital Leases. Capital Leases of the Borrower and its Subsidiaries will not, at any time, exceed in the aggregate (i) $90,000,000 (or its equivalent in any other currency) plus (ii) at all times after the later to occur of June 30, 2012 or the Release Date pursuant to clause (b) of the definition thereof, such amounts as the Borrower and its Subsidiaries are permitted to have outstanding pursuant to Section 7.04 hereof.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01 Events of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a) any Obligor defaults in the payment (i) when and as required to be paid herein, of any amount of principal of any Revolving Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, of any interest on any Revolving Loan or on any L/C Obligation, or any other fee due hereunder, or (iii) within five days after the same becomes due, of any other amount payable hereunder or under any other Loan Document;
(b) (i) any Subsidiary Guarantor defaults in the performance of or compliance with any term of its Subsidiary Guaranty Agreement, or (ii) any Obligor defaults in the performance of or compliance with any term contained in Section 6.01(d) or Sections 6.18, 7.02 through and including 7.08, 7.12 and 7.13; or
(c) any Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 8.01(a) and (b)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) any Obligor receiving written notice of such default from the Lender (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(c)); or
(d) any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in any Loan Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
(e) (i) any Obligor or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 (or its equivalent in the relevant currency of payment) until such time as the 2009 Note Purchase Agreement has been terminated and $15,000,000 (or its equivalent in the relevant currency of payment) at all times thereafter beyond any period of grace provided with respect thereto, or (ii) any Obligor or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 (or its equivalent in the relevant currency of payment) until such time as the 2009 Note Purchase Agreement has been terminated and $15,000,000 (or its equivalent in the relevant currency of payment) at all times thereafter or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) any Obligor or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000 (or its equivalent in the relevant currency of payment) until such time as the 2009 Note Purchase Agreement has been terminated and $15,000,000 (or its equivalent in the relevant currency of payment) at all times thereafter, or (y) one or more Persons have the right to require any Obligor or any Subsidiary so to purchase or repay such Indebtedness other than (in the case of each of clauses (i) through (iii) immediately above) Indebtedness consisting of Capital Leases if the non-payment of such Indebtedness has resulted from the loss of the asset which is subject to the Capital Lease to the extent the obligations under that Capital Lease are covered by insurance; or
(f) any Obligor or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, winding up, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, winding up, moratorium or other similar law of any jurisdiction, (iii) makes an assignment, composition or arrangement for the benefit of its creditors, (iv) consents to the appointment of a liquidator, custodian, receiver, administrative receiver or administrator, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(g) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Obligor or any of its Significant Subsidiaries, a liquidator, custodian, receiver, administrative receiver or administrator, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its assets or property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of any Obligor or any of its Significant Subsidiaries, or any such petition shall be filed against any Obligor or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or
(h) any event occurs with respect to any Obligor or any Significant Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 8.01(f) or (g), including but not limited to, (x) a Dutch Obligor being declared bankrupt (failliet verklaard) or dissolved (ontbonden), (y) a redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire under Articles L.620-1 et seq. of the French Commercial Code and (z) a winding-up, administration or dissolution (and each of those terms) and including insolvency proceedings (Insolvenzverfahren) in Germany, provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 8.01(f) or (g); or
(i) (i) a final judgment or judgments for the payment of money aggregating in excess of $50,000,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of any Obligor and its Subsidiaries, or (ii) a final non-monetary judgment or judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and in either case such judgments are not within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Obligor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the sum of (x) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, plus (y) the amount (if any) by which the aggregate present value of accrued benefit liabilities under all funded Non U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, shall exceed $50,000,000 (or its equivalent in any other currency), (iv) any Obligor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Obligor or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) any Obligor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post employment welfare benefits in a manner that would increase the liability of any Obligor or any Subsidiary thereunder, (vii) any Obligor or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up or (viii) any Obligor or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (viii) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or
(k) an Obligor (other than the Borrower) is not or ceases to be a Subsidiary of the Borrower other than as permitted hereunder.
As used in Section 8.01(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
(a) declare the Revolving Commitment to be terminated, whereupon the Revolving Commitment shall be terminated;
(b) declare the unpaid principal amount of all outstanding Revolving Loans, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c) require the Borrower to Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the applicable Honor Date or the Letter of Credit Expiration Date, as the case may be);
(d) exercise all rights and remedies available to it under the Loan Documents or applicable law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Revolving Commitment shall automatically terminate, the unpaid principal amount of all outstanding Revolving Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.
8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Revolving Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Lender in such order as it elects in its sole discretion.
8.04 Executive Proceedings.
(a) At the Lender’s discretion, the ratification of the position of each Spanish Obligor as a Subsidiary Guarantor under this Agreement shall be formalized in a Spanish public document (escritura pública), so that it has the status of a notarial document of loan for all purposes contemplated in article 517, paragraph 2, number 4 of the Civil Procedural Law.
(b) Upon enforcement, the sum payable by any Spanish Obligor shall be the full Obligations hereunder. For the purposes of Articles 571 et seq. of the Civil Procedural Law, the Obligors expressly agree that such balances shall be considered as due, liquid and payable and may be claimed pursuant to the same provisions of such law.
(c) For the purposes of Articles 571 et seq. of the Civil Procedural Law, it is expressly agreed by the Obligors and the Lender that the determination of the debt to be claimed through the executive proceedings shall be effected by the Lender by means of the appropriate certificate evidencing the Obligations. By virtue of the foregoing, to exercise executive action by the Lender it will be sufficient to deliver (i) an original notarial first or authentic copy of this Agreement, (ii) the notarial document (acta notarial) which incorporates the certificate issued by the Lender of the amount due by any Spanish Obligor including an excerpt of the credits and debits, including the interest applied, evidencing that the determination of the amounts due and payable by the Spanish Obligor has been calculated as agreed in this Agreement, and (iii) a notarial document (acta notarial) evidencing that the Obligors have been served notice of the amount that is due and payable.

(d) The amount of the balances so established shall be notified to the Obligors in an attestable manner at least three days in advance of exercising the executive action set out in paragraph (c) above.
(e) The Spanish Obligors hereby expressly authorize the Lender to request and obtain certificates and documents, including second or further copies of the deed in which the ratification of the position of the Spanish Obligors as Subsidiary Guarantors under this Agreement is formalized, issued by the notary who has formalized the ratification of the position of the Spanish Obligors as Subsidiary Guarantors under this Agreement in order to evidence its compliance with the entries of his registry-book and the relevant entry date for the purpose of article 517, paragraph 2, number 4 of the Civil Procedural Law. The cost of such certificates and documents will be for the account of the Obligors.
ARTICLE IX.
SUBSIDIARY GUARANTY
9.01 Guaranty and Indemnity. Each Subsidiary Guarantor jointly and severally and irrevocably and unconditionally:
(a) promises to pay promptly to the Lender in lawful money of the United States or any other applicable Alternative Currency, any and all Obligations of the Borrower to the Lender (the “Guaranteed Obligations”) when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter; and
(b) indemnifies the Lender immediately on demand against any loss or liability suffered by the Lender if any Obligation is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Lender would otherwise have been entitled to recover.
9.02 Unconditional Guaranty.
(a) This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Loan Documents, regardless of any intermediate payment or discharge in whole or in part.
(b) The Obligations guaranteed by each Subsidiary Guarantor under this Article IX and the losses and liabilities against which each Subsidiary Guarantor indemnifies the Lender include, in each case, all Obligations which arise after a petition is filed by, or against, any Obligor under Debtor Relief Laws (or in analogous circumstances under any applicable law in any other applicable jurisdiction) even if the Obligations do not accrue because of the automatic stay under section 362 of the Bankruptcy Code of the United States (or because of any analogous provision under any applicable law in any other jurisdiction) or because any such obligation is not an allowed claim against such Obligor in any such bankruptcy proceedings or otherwise.
9.03 Reinstatement.
(a) If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Subsidiary Guarantor under this Article IX will continue or be reinstated as if the discharge or arrangement had not occurred.
(b) The Lender may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

9.04 Waiver of Defenses.
(a) The obligations of each Subsidiary Guarantor under this Article IX will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Article IX (whether or not known to it or the Lender). This includes: (i) any time or waiver granted to, or composition with, any person; (ii) any release of any person under the terms of any composition or arrangement; (iii) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person; (iv) any non presentation or non observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security; (v) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person and including notice of an adverse change in the financial condition of any Obligor or any other fact that might increase or expand any Subsidiary Guarantor’s risk hereunder; (vi) any amendment, novation, supplement, extension or reinstatement (however fundamental and of whatever nature) of a Loan Document or any other document or security; (vii) any unenforceability, illegality, invalidity or non provability of any obligation of any person under any Loan Document or any other document or security; (viii) any insolvency or similar proceedings; (ix) notice of acceptance of this Subsidiary Guaranty Agreement; (x) the creation, existence or acquisition of any of the Guaranteed Obligations, subject to such Subsidiary Guarantor’s right to make inquiry of the Lender to ascertain the amount of the Guaranteed Obligations at any reasonable time; (xi) notice of the amount of the Guaranteed Obligations, subject to such Subsidiary Guarantor’s right to make inquiry of the Lender to ascertain the amount of the Guaranteed Obligations at any reasonable time; (xii) all other notices and demands to which such Subsidiary Guarantor might otherwise be entitled; (xiii) the defense of the “single action” rule or any similar right or protection, and the right by statute or otherwise to require the Lender to institute suit against the Borrower or to exhaust its rights and remedies against the Borrower, the Subsidiary Guarantor being bound to the payment of each and all Guaranteed Obligations, whether now existing or hereafter accruing, as fully as if such Guaranteed Obligations were directly owing to the Lender by such Subsidiary Guarantor; and (xiv) any other defense which the Subsidiary Guarantor may have to the full and complete performance of its obligations hereunder.
(b) Each Obligor organized in Spain waives any right of exclusion, order or division (beneficios de excusión, orden y división) under Article 1830 et seq. of the Spanish Civil Code.
(c) Each Obligor organized in Belgium waives any right of discussion or division (bénéfice de discussion et de division) under article 2021 and 2026 of the Belgian Civil Code.
(d) Each Obligor organized in Guernsey waives any right it may have (whether by virtue of the droit de discussion or droit de division or otherwise) to require:
(i) that the Lender, before enforcing its rights against it under this Agreement, takes any action, exercises any recourse or seeks a declaration of bankruptcy against the Borrower or any other Person, makes any claim in a bankruptcy, liquidation, administration or insolvency of the Borrower or any other Person or enforces or seeks to enforce any other right, claim, remedy or recourse against the Borrower or any other Person;
(ii) that the Lender, in order to preserve any of its rights against the Obligor organized in Guernsey joins the Obligor organized in Guernsey as a party to any proceedings against the Borrower, or the Borrower as a party to any proceedings against the Obligor organized in Guernsey or takes any other procedural steps; or
(iii) that the Lender divide the liability of the Obligor organized in Guernsey under this Agreement with any other Person.

9.05 Immediate Recourse.
(a) Each Subsidiary Guarantor waives any right it may have of first requiring the Lender to proceed against or enforce any other right or security or claim payment from any Person before claiming from that Subsidiary Guarantor under this Article IX.
(b) This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.
9.06 Appropriations. Until all amounts which may be or become payable by the Obligors under or in connection with the Loan Documents have been irrevocably paid in full, the Lender may without affecting the liability of any Subsidiary Guarantor under this Article IX:
(a) (i) refrain from applying or enforcing any other moneys, security or rights held or received by the Lender against those amounts; or
(ii) apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and
(b) hold in an interest bearing suspense account any moneys received from any Subsidiary Guarantor or on account of that Subsidiary Guarantor’s liability under this Article IX.
9.07 Non-Competition. Unless:
(a) all amounts which may be or become payable by the Obligors under or in connection with the Loan Documents have been irrevocably paid in full; or
(b) the Lender, acting reasonably, otherwise directs,
no Subsidiary Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Article IX:
(i) be subrogated to any rights, security or moneys held, received or receivable by the Lender;
(ii) be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Subsidiary Guarantor’s liability under this Article IX;
(iii) claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with the Lender; or
(iv) receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set off as against any Obligor.
Each Subsidiary Guarantor must hold in trust for and immediately pay or transfer to the holders on a pro rata basis any payment or distribution or benefit of security received by it contrary to this Article IX or in accordance with any directions given by the Lender under this Article IX.
9.08 Release of Subsidiary Guarantors’ Right of Contribution. If any Subsidiary Guarantor ceases to be a Subsidiary Guarantor in accordance with the terms of the Loan Documents for the purposes of any sale or other disposal of that Subsidiary Guarantor:
(a) that Subsidiary Guarantor will be released by each other Subsidiary Guarantor from any liability whatsoever to make a contribution to any other Subsidiary Guarantor arising by reason of the performance by any other Subsidiary Guarantor of its obligations under the Loan Documents; and

(b) each other Subsidiary Guarantor will waive any rights it may have by reason of the performance of its obligations under the Loan Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of the Lender under any Loan Document or of any other security taken under, or in connection with, any Loan Document where the rights or security are granted by or in relation to the assets of the retiring Subsidiary Guarantor.
9.09 Releases. Each Subsidiary Guarantor consents and agrees that, without notice to or by such Subsidiary Guarantor and without impairing, releasing, abating, deferring, suspending, reducing, terminating or otherwise affecting the obligations of such Subsidiary Guarantor hereunder, the Lender, in the manner provided herein, by action or inaction, may:
(a) compromise or settle, renew or extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not, enforce, or may, by action or inaction, release all or any one or more parties to, this Agreement;
(b) assign, sell or transfer, or otherwise dispose of, all or any part of its rights and obligations under this Agreement;
(c) grant waivers, extensions, consents and other indulgences to any Obligor in respect of this Agreement;
(d) amend, modify or supplement in any manner and at any time (or from time to time) this Agreement including, without limitation, by any increase in the principal amount of the Obligations or any change in interest rates or swap breakage determinations;
(e) release or substitute any one or more of the endorsers or guarantors of the Guaranteed Obligations whether parties hereto or not;
(f) sell, exchange, release or surrender any property at any time pledged or granted by the Borrower or any Subsidiary Guarantor as security in respect of the Guaranteed Obligations in accordance with the agreement or instrument granting any such security;
(g) exchange, enforce, waive, or release, by action or inaction, any security for the Guaranteed Obligations or any other guarantee of the Obligations; and
(h) do any other act or event which could have the effect of releasing the Subsidiary Guarantor from the full and complete performance of its obligations hereunder.
9.10 Marshaling. Each Subsidiary Guarantor consents and agrees that:
(a) the Lender shall be under no obligation to marshal any assets in favor of any Subsidiary Guarantor or against or in payment of any or all of the Guaranteed Obligations; and
(b) to the extent the Borrower makes a payment or payments to the Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required, for any of the foregoing reasons or for any other reason, to be repaid or paid over to a custodian, trustee, receiver, or any other party under any Debtor Relief Law, common law, or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made and each Subsidiary Guarantor shall be primarily liable for such obligation.
9.11 Liability. Each Subsidiary Guarantor agrees that the liability of each Subsidiary Guarantor in respect of this Article IX shall be immediate, and shall not be contingent upon the exercise or enforcement by the Lender of whatever remedies such holder may have against the Borrower or the enforcement of any Lien or realization upon any security the Lender may at any time possess.

9.12 Character of Obligation. The Guaranty set forth in this Article IX is a primary and original obligation of each Subsidiary Guarantor and is an absolute, unconditional, continuing and irrevocable guarantee of payment and performance (and not of collectability) and shall remain in full force and effect until the full, final and indefeasible payment in cash of the Guaranteed Obligations without respect to future changes in conditions, except as provided in Section 6.14.
The obligations of each Subsidiary Guarantor under this Subsidiary Guarantee Agreement and the rights of the Lender to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination, whether by reason of any claim of any character whatsoever or otherwise, including, without limitation, claims of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense, set off, counterclaim, recoupment or termination whatsoever.
Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor hereunder shall not be discharged or impaired or otherwise affected by:
(a) any default, failure or delay, willful or otherwise, in the performance by any Obligor of any obligations of any kind or character whatsoever of such Obligor;
(b) any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of any Obligor or any other Person or in respect of the property of any Obligor or any other Person or any merger, consolidation, reorganization, dissolution, liquidation or winding up of any Obligor or any other Person;
(c) impossibility or illegality of performance on the part of any Obligor of its obligations under any Loan Document or any other instruments or agreements;
(d) the validity or enforceability of any Loan Document or any other instruments or agreements;
(e) in respect of any Obligor or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to any Obligor or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotions, acts of terrorism, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of any Obligor or any other Person and whether or not of the kind hereinbefore specified;
(f) any attachment, claim, demand, charge, lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, debt, obligations or liabilities of any charter, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under any Loan Document, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided;
(g) any order, judgment, decree, law, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by any party of its respective obligations under any instruments; or

(h) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Subsidiary Guarantor in respect of the obligations of any Subsidiary Guarantor under this Subsidiary Guarantee Agreement.
9.13 Election to Perform Obligations. Any election by any Subsidiary Guarantor to pay or otherwise perform any of the obligations of any Obligor under any Loan Document, whether pursuant to this Article IX or otherwise, shall not release such Obligor from such obligations (except to the extent such obligation is indefeasibly paid or performed) or any of such Obligor’s other obligations under this Agreement.
9.14 No Election. The Lender shall have the right to seek recourse against each Subsidiary Guarantor to the fullest extent provided for in this Article IX and elsewhere as provided in this Agreement, and against the Borrower, to the full extent provided for in this Agreement. Each Subsidiary Guarantor hereby acknowledges that it has other undertakings in this Agreement and running in favor of the Lender that are separate and apart from its obligations under this Article IX. No election to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of the right of the Lender to proceed in any other form of action or proceeding or against other parties unless the Lender has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by the Lender against the Borrower or any Subsidiary Guarantor under any document or instrument evidencing obligations of the Company or such Subsidiary Guarantor to the Lender shall serve to diminish the liability of such Subsidiary Guarantor under this Agreement (including, without limitation, this Article IX) except to the extent that the Lender finally and unconditionally shall have realized payment of the Guaranteed Obligations by such action or proceeding, notwithstanding the effect of any such action or proceeding upon such Subsidiary Guarantor’s right of subrogation against the Borrower.
9.15 Other Enforcement Rights. The Lender may proceed to protect and enforce the Subsidiary Guarantee Agreement under this Article IX by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained in this Article IX or in execution or aid of any power herein granted or for the recovery of judgment for or in respect of the Guaranteed Obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law.
9.16 Restoration of Rights and Remedies. If the Lender shall have instituted any proceeding to enforce any right or remedy in this Article IX and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Lender, then and in every such case each the Lender, the Borrower and each Subsidiary Guarantor shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to their respective former positions hereunder and thereunder, and thereafter the rights and remedies of such holder shall continue as though no such proceeding had been instituted.
9.17 Survival. So long as the Guaranteed Obligations shall not have been fully and finally performed and indefeasibly paid, the obligations of each Subsidiary Guarantor under this Article IX shall survive the transfer and payment of the Obligations.
9.18 Miscellaneous. So long as the Guaranteed Obligations owed by the Borrower shall not have been fully and finally performed and indefeasibly paid, each Subsidiary Guarantor (to the fullest extent that it may lawfully do so) expressly waives any claim of any nature arising out of any right of indemnity, contribution, reimbursement or any similar right in respect of any payment made by such Subsidiary Guarantor on or with respect to such Guaranteed Obligations under this Article IX or in connection with this Article IX or otherwise, or any claim of subrogation arising with respect to any such payment made under this Article IX or otherwise, against any Obligor or the estate of such Obligor (including Liens on the property of such Obligor or the estate of such Obligor), in each case if, and for so long as, such Obligor is the subject of any proceeding brought under any bankruptcy, reorganization, arrangement, insolvency, administration, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and further agrees that it will not file any claims against such Obligor or the estate of such Obligor in the course of such proceeding in respect of the rights referred to in this Article IX, and further agrees that the Lender may specifically enforce the provisions of this Article IX. This clause creates a promise which is intended to create obligations enforceable at the suit of the Lender.

If an Event of Default exists, then the Lender shall have the right to declare all of the Guaranteed Obligations to be, and such Guaranteed Obligations shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which have been expressly waived by the Borrower and the Subsidiary Guarantors, and notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Guaranteed Obligations from becoming automatically due and payable) as against the Borrower. In any such event, the Lender shall have immediate recourse to such Subsidiary Guarantor to the fullest extent set forth herein.
9.19 Limitation. Anything herein to the contrary notwithstanding, the liability of each Subsidiary Guarantor under this Agreement shall in no event exceed an amount equal to the maximum amount which can be legally guaranteed by such Subsidiary Guarantor under applicable laws relating to the insolvency of debtors and fraudulent conveyance.
9.20 Written Notice. Notwithstanding any other provision of this Article IX, in the event of any acceleration of the Obligations in accordance with the provisions of Section 8.02 hereof, any requirement of written notice to, or demand of, the Subsidiary Guarantors pursuant to this Article IX shall be deemed automatically satisfied upon such acceleration without further action on the part of any holder (notwithstanding any stay, injunction or other prohibition preventing any notice, demand or acceleration).
9.21 Unenforceability of Obligations. As a separate and continuing undertaking, each Subsidiary Guarantor unconditionally and irrevocably undertakes to the Lender that, should any Guaranteed Obligations not be recoverable against such Subsidiary Guarantor under this Subsidiary Guarantee Agreement on the footing of a guarantee for any reason, including, without limitation, a provision of this Subsidiary Guarantee Agreement or an obligation (or purported obligation) of any Obligor to pay any Guaranteed Obligation being or becoming void, voidable, unenforceable or otherwise invalid, and whether or not that reason is or was known to the Lender, and whether or not that reason is:
(a) a defect in or lack of powers affecting any Obligor, or the irregular exercise of those powers; or
(b) a defect in or lack of authority by a Person purporting to act on behalf of any Obligor; or
(c) a dissolution, change in status, constitution or control, reconstruction or reorganization of any Obligor (or the commencement of steps to effect the same), then such Subsidiary Guarantor will, as a separate and additional obligation under this Subsidiary Guarantee Agreement, indemnify the Lender immediately on demand against the amount which the Lender would otherwise have been able to recover (on a full indemnity basis). In this Section 9.21 the expression “Guaranteed Obligations” includes any Indebtedness which would have been included in that expression but for anything referred to in this clause.
9.22 Contribution. To the extent of any payments made under this Subsidiary Guarantee Agreement, each Subsidiary Guarantor making such payment shall have a right of contribution from the other Subsidiary Guarantors, but such Subsidiary Guarantor covenants and agrees that such right of contribution shall be subordinate in right of payment to the rights of the Lender for which full payment has not been made or provided for and, to that end, such Subsidiary Guarantor agrees not to claim or enforce any such right of contribution unless and until all of the Obligations have been fully and irrevocably paid and discharged.

9.23 Additional Security. This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Lender.
9.24 Limitations — Belgium. This Guarantee does not apply to any liability to the extent it would result in this Guarantee constituting unlawful financial assistance under Articles 329, 430 and/or 629 of the Belgian Corporate Code (Code des Sociétés).
9.25 Limitations — Spain. This Guarantee does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance under Article 81 of the Spanish Joint Stock Company Law (Real Decreto Legislativo 1564/1989, de 22 de Diciembre, por el que se aprueba el Texto Refundido de la Ley de Sociedades Anónimas) and/or under Article 40.5 of the Spanish Private Limited Companies Law (Ley 2/1995, de 23 de marzo, de Sociedades de Responsabilidad Limitada). Further, the maximum amount of any guarantee provided by a Spanish Obligor shall be limited to the amount that would make the net worth of the Spanish Guarantor reduce to two thirds of its share capital, or, in any case, to the amount that would render the Spanish Obligor unable to pay its debts as they fall due or need to enter into negotiations with its creditors and/or file for the opening of bankruptcy (concurso) proceedings minus one euro.
9.26 Limitations — Hong Kong. This Guarantee does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 47A of the Companies Ordinance (Cap.32) of the Laws of Hong Kong.
9.27 Limitations — Germany. (a) The Lender agrees that its right to enforce any Guarantee or indemnity granted by a Subsidiary Guarantor incorporated in Germany which is constituted in the form of a limited partnership (Kommanditgesellschaft) with a limited liability company (Gesellschaft mit beschränkter Haftung) as general partner (GmbH & Co. KG) or a limited liability company (Gesellschaft mit beschränkter Haftung GmbH) (each a “Relevant German Obligor”) shall, if and to the extent that such guarantee or indemnity is an up-stream or cross-stream security which secures liabilities of the Relevant German Obligor’s shareholders or of an affiliated company (verbundenes Unternehmen) of any such shareholder within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) of such Relevant German Obligor, at all times be limited if and to the extent that (i) the enforcement of the guarantee granted by the Relevant German Obligor would cause the Relevant German Obligor’s, and, in the case of a GmbH & Co. KG, also such Relevant German Obligor’s general partner’s, assets (the calculation of which shall include all items set forth in section 266(2) A, B, and C of the German Commercial Code (Handelsgesetbuch) less the Relevant German Obligor’s or in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner’s, liabilities (the calculation of which shall take into account the captions reflected in section 266(3) B, C (but disregarding, for the avoidance of doubt, the Relevant German Obligor’s liabilities under this Agreement and D of the German Commercial Code) (the “Net Asset”), being less than its respective registered share capital (Stammkapital) plus reserves for its own shares (Rücklage für eigene Anteile) (the aggregate of the registered share capital and the shares for its own shares, the “Protected Capital”) (Begruendung einer Unterbilanz) or (ii) where the amount of the Relevant German Obligor’s Net Assets (or the Net Assets of its general partner if the Relevant German Obligor is a GmbH & Co. KG) are already less than its Protected Capital causing such amount to be further reduced (Vertiefung einer Unterbilanz).
(b) For the purposes of the calculation of the amounts to which enforcement is limited, the following balance sheet items shall be adjusted as follows:
(i) the amount of any increase after the date of this Agreement of the Relevant German Obligor’s, or, in the case of a German GmbH & Co. KG, its general partner’s, registered share capital (1) which has been effected without the prior written consent of the Required Holders and which is made out of retained earnings (Kapitalerhöhug aus Gesellschaftsmitteln) or (2) to the extent that it is not fully paid up shall be deducted from the share capital; and
(ii) loans and other contractual liabilities incurred in violation of any Financing Agreement shall be disregarded.

(c) The limitations set out in paragraphs (a) and (b) above shall only apply if:
(i) within five Business Days following the receipt of notice of enforcement of the Guarantee the managing directors of the Relevant German Obligor have confirmed in writing to the Lender (A) to what extent the Guarantee is an up-stream or cross-stream security and (B) the amount which cannot be enforced due to it causing the Net Assets of the Relevant German Obligor to fall below its stated share capital and such confirmation is supported by interim financial statements up to the end of the last completed calendar month (the “Management Determination”); or
(ii) within 10 Business Days from the date the Required Holders have contested the Management Determination the Lender receives an up to date balance sheet drawn-up by a firm of auditors of international standard and repute together with a determination of the Net Assets. Such balance sheet and determination of Net Assets shall be prepared in accordance with accounting principles pursuant to the German Commercial Code (Handelsgesetzbuch) and be based on the same principles that were applied when establishing the previous year’s balance sheet.
(d) Should the Relevant German Obligor fail to deliver such balance sheets and/or determinations of the Net Assets within the time periods referred to above the holders of Notes shall be entitled to enforce the security granted under this Agreement subject only to paragraphs (a) and (b) above.
(e) For the avoidance of doubt, nothing in this Agreement shall be interpreted as a restriction or limitation of:
(i) the enforcement of the Guarantee to the extent such Guarantee guarantees obligations of a Subsidiary Guarantor incorporated in Germany itself or obligations of any of its Wholly-Owned Subsidiaries; or
(ii) the enforcement of any claim of the Lender against the Borrower (in such capacity) under this Agreement.
9.28 Limitations — the Netherlands. The guarantee and indemnities contained in this Article IX do not apply to any liability to the extent that that liability would result in any Subsidiary Guarantor violating any applicable financial assistance laws.
9.29 U.S. Guarantors. (a) In this Subsection: (i) “fraudulent transfer law” means any applicable bankruptcy and fraudulent transfer and conveyance statute and any related case law of the United States of America or any State thereof (including the District of Columbia); and (ii) terms used in this Subsection are to be construed in accordance with the fraudulent transfer laws.
(b) Each U.S. Guarantor acknowledges that:
(i) it will receive valuable direct or indirect benefits as a result of the transactions financed by the Loan Documents;
(ii) those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and
(iii) the Lender has acted in good faith in connection with the Guarantee given by that U.S. Guarantor and the transactions contemplated by the Loan Documents.

(c) The Lender agrees that each U.S. Guarantor’s liability under this Article IX is limited so that no obligation of, or transfer by, any U.S. Guarantor under this Article IX is subject to avoidance and turnover under any fraudulent transfer law.
(d) Each U.S. Guarantor represents and warrants to the Lender that:
(i) the fair value of its consolidated assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP;
(ii) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its or their debts as they become absolute and matured;
(iii) it is able to realize upon its or their assets and pay its or their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business;
(iv) it has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature;
(v) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital; and
(vi) it has not made a transfer or incurred an obligation under this Agreement or any other Loan Document with the intent to hinder, delay or defraud any of its present or future creditors.
(e) Each acknowledgement, representation and warranty:
(i) in Section 9.29(b) is made by each U.S. Guarantor on the date of this Agreement;
(ii) in Section 9.29(d) is made on the date of this Agreement by each U.S. Guarantor on an individual basis or in the case of a U.S. Guarantor that has Subsidiaries that are also Subsidiary Guarantors, on the basis of the consolidated assets and liabilities of that U.S. Guarantor and its Subsidiaries that are Subsidiary Guarantors.
(iii) in this Section 9.29 is deemed to be repeated whenever a representation is deemed to by repeated under any Loan Document; and
(iv) in this Section 9.29 is, when repeated, applied to the circumstances existing at the time of repetition.
9.30 Limitations — UK. This Guarantee does not apply to any liability to the extent that it would result in this Subsidiary Guarantee Agreement constituting unlawful financial assistance within the meaning of s151 of the Companies Act 1985.
9.31 Limitation on Pyramid Freight. Under this Section 9.31 the liability of Pyramid Freight BVI is limited to the aggregate amount generated from any of its assets not located in South Africa. Notwithstanding any term of this Section 9.31, nothing in this Section will result in Pyramid Freight, South Africa being liable to apply assets located in South Africa in respect of this Agreement.

9.32 Limitations — Singapore. This Subsidiary Guarantee Agreement does not apply to any liability to the extent it would result in this Guarantee constituting unlawful financial assistance within the meaning of section 76 of the Companies Act (Cap 50) of the Statutes of the Republic of Singapore.
9.33 Irish Obligors. The Lender agrees that the liability of each Irish Obligor under this Section 9 does not apply or extend to any liability to the extent that it would result in this Subsidiary Guaranty Agreement constituting unlawful financial assistance within the meaning of Section 60 (as amended) of the Companies Act 1963 of Ireland.
9.34 Guarantor Intent. Without prejudice to the generality of Section 9.04 (Waiver of Defenses), each Subsidiary Guarantor expressly confirms that it intends that this Subsidiary Guaranty Agreement shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
ARTICLE X.
MISCELLANEOUS
10.01 Amendments; Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Obligor therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Obligor, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
10.02 Notices and Other Communications; Facsimile Copies.
(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices to the applicable party on Schedule 10.02; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party. All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party on Schedule 10.02, or to such other telephone number as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by the Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Obligors and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.01, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.
(d) Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower except any such losses, costs, expenses and liabilities as are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the applicable indemnitee. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.
10.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for all reasonable costs and out of pocket expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable Attorney Costs, and (b) to pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Lender and the reasonable cost of independent public accountants and other outside experts retained by the Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Revolving Commitment and repayment, satisfaction or discharge of all other Obligations.
10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Lender, its Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby; (b) the Revolving Commitment, any Revolving Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto; and (d) any Existing Financing Agreement, including, without limitation, any obligation of the Borrower as a Subsidiary Guarantor (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Revolving Commitment and the repayment, satisfaction or discharge of all the other Obligations.
10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.
10.07 Successors and Assigns.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Revolving Commitment, the Revolving Loans and L/C Obligations at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee, it being understood and agreed that with respect to any Letters of Credit outstanding at the time of any such assignment, the Lender may sell to the assignee a ratable participation in such Letters of Credit. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender’s rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and shall continue to have all of the rights provided hereunder to the Lender in its capacity as issuer of any Letters of Credit outstanding at the time of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement notes to the Lender and the assignee, and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.

(c) The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the outstanding Letters of Credit and/or the Revolving Loans and/or the reimbursement obligations in respect of Letters of Credit); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be made to such Participant or (ii) reduce the principal, interest, fees or other amounts payable to such Participant (provided, however, that the Lender may, without the consent of the Participant, waive the right to be paid interest at the Default Rate) or (iii) release all or any of the Guaranties prior to termination of the Revolving Commitment, expiration of all Letters of Credit and final payment in full of all Obligations. Subject to subsection (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits and obligations of Section 10.09 as though it were the Lender.
(d) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant or Eligible Assignee that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant or Eligible Assignee and such Participant or Eligible Assignee agrees, for the benefit of the Borrower, to provide to the Lender such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from U.S. withholding tax.
(e) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
(f) As used herein, the following terms have the following meanings:
“Eligible Assignee” means (a) an Affiliate of the Lender and (b) any other Person (other than a natural person) approved by the Borrower (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Event of Default has occurred and is continuing.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial Revolving Loans and similar extensions of credit in the ordinary course of its business.

10.08 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Obligor relating to any Obligor or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Obligor. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
10.09 Set-off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Obligor, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to the Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Revolving Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.15 Governing Law.
(a) This Agreement and (except as otherwise expressly stated therein) the other Loan Documents shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice of law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
10.16 Jurisdiction and Process; Waiver of Jury Trial.
(a) Each Obligor irrevocably submits to the non exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the notes issued hereunder or any other Loan Document. To the fullest extent permitted by applicable law, each Obligor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b) Each Obligor agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 10.16(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c) Each Obligor consents to process being served by or on behalf of the Lender in any suit, action or proceeding of the nature referred to in Section 10.16(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 10.02, to Corporation Service Company, as its agent for the purpose of accepting service of any process in the United States. Each Obligor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices under this Section 10.16 shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d) Nothing in this Section 10.16 shall affect the right of the Lender to serve process in any manner permitted by law, or limit any right that the Lender may have to bring proceedings against an Obligor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) Each Obligor hereby irrevocably appoints Corporation Service Company to receive for it, and on its behalf, service of process in the United States.
(f) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE OBLIGATIONS HEREUNDER OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH.
10.17 USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

UTi WORLDWIDE INC.
By:	/s/ Craig Braun
Duly Authorized Signatory (acting pursuant to, and in accordance with, an empowering resolution of the Board of Directors of UTi Worldwide Inc.

UTi (AUST) PTY LIMITED
UTi BELGIUM N.V.
UTi LOGISTICS N.V.
UTi NETWORKS LIMITED
UTi, CANADA, INC.
UTi CANADA CONTRACT LOGISTICS INC.
UTi DEUTSCHLAND GMBH
UTi (HK) LIMITED
UTi GLOBAL SERVICES B.V.
UTi NEDERLAND B.V.
UTi TECHNOLOGY SERVICES PTE LTD.
UTi WORLDWIDE (SINGAPORE) PTE LTD.
SERVICIOS LOGISTICOS INTEGRADOS SLI, S.A.
UTi IBERIA S.A.
UTi WORLDWIDE (UK) LIMITED
UTi INVENTORY MANAGEMENT SOLUTIONS INC.
CONCENTREK, INC.
INTRANSIT, INC.
MARKET TRANSPORT, LTD.
SAMMONS TRANSPORTATION, INC.
UTi, UNITED STATES, INC.
UTi INTEGRATED LOGISTICS, INC.

By:	/s/ Craig Braun
Authorized Signatory

GODDARD COMPANY LIMITED
By:	/s/ Craig Braun
Duly Authorized Signatory (acting pursuant to, and in accordance with, an empowering resolution of the Board of Directors of UTi Worldwide Inc.)

S-1

PYRAMID FREIGHT (PROPRIETARY) LIMITED
By:	/s/ Craig Braun
Duly Authorized Signatory (acting pursuant to, and in accordance with, an empowering resolution of the Board of Directors of UTi Worldwide Inc.)

UTi INTERNATIONAL INC.
By:	/s/ Craig Braun
Duly Authorized Signatory (acting pursuant to, and in accordance with, an empowering resolution of the Board of Directors of UTi Worldwide Inc.)

BANK OF THE WEST
By:	/s/ Brock Mullins
Brock Mullins, Vice President and Senior National Banking Credit Officer

S-2